                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]      Preliminary Proxy Statement


[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]      Definitive Proxy Statement


[ ]      Definitive Additional Materials

[ ]      Soliciting Material Under Rule 14a-12

                          HOME-STAKE OIL & GAS COMPANY
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.


[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.


         (1) Title of each class of securities to which transaction applies:

                  Common Stock, par value $.01 per share

         (2)      Aggregate number of securities to which transaction applies:

                  4,725,563 shares of common stock (includes 371,736 shares underlying options to purchase shares of common stock)

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  $11.00 per share of common stock

         (4)      Proposed maximum aggregate value of transaction:

                  $51,981,193

         (5)      Total fee paid:

                  $10,397.00


[X] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  --------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

         (3)      Filing Party:

                  --------------------------------------------------------------

         (4)      Date Filed:

                  --------------------------------------------------------------

                          HOME-STAKE OIL & GAS COMPANY
                         15 East 5th Street, Suite 2800
                              Tulsa, Oklahoma 74103




                                November 6, 2000



Dear Shareholder:


         You are cordially invited to attend a special meeting of shareholders of Home-Stake Oil & Gas Company to be held at our offices at 15 East 5th Street, Suite 2800, Tulsa, Oklahoma, on December 11, 2000, at 9:00 a.m., local time. At the special meeting, you will be asked to consider and approve our merger with a subsidiary of Cortez Oil & Gas, Inc., a privately-owned corporation headquartered in Plano, Texas, pursuant to an agreement and plan of merger, dated as of October 3, 2000. You should read carefully the merger agreement, a copy of which is attached as Appendix A to the accompanying proxy statement. Upon completion of the merger, each share of our common stock will be converted automatically into the right to receive $11.00 in cash, without interest. We can only complete the merger if the holders of a majority of the outstanding shares approve the merger agreement.


         Our board of directors unanimously approved the merger agreement and declared the merger agreement advisable and in the best interests of our shareholders and unanimously recommends that our shareholders approve the merger agreement. Among the factors considered by our board of directors in evaluating the merger was the opinion, dated September 27, 2000, of Stephens Inc., our financial advisor, which provides that, as of that date, the cash consideration to be received by holders of our common stock pursuant to the merger was fair from a financial point of view to our shareholders. The written opinion of Stephens Inc. is attached as Appendix B to the accompanying proxy statement and should be read carefully and in its entirety.

         The proxy statement provides you with a summary of the merger and additional information about the parties involved. If the merger agreement is approved by the requisite holders of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived.

         Please give all of this information your careful attention. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you have any questions regarding the proposed transaction, please call Mr. Chris K. Corcoran at (918) 583-0178, extension 14.

                                          Sincerely,


                                          Robert C. Simpson
                                          Chairman of the Board, Chief Executive
                                              Officer and President




         The accompanying proxy statement of Home-Stake Oil & Gas Company is dated November 6, 2000, and the accompanying proxy statement and proxy are first being mailed to shareholders on or about November 6, 2000.

                          HOME-STAKE OIL & GAS COMPANY
                         15 EAST 5TH STREET, SUITE 2800
                              TULSA, OKLAHOMA 74103


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         TO BE HELD ON DECEMBER 11, 2000


To the Shareholders of
Home-Stake Oil & Gas Company:


         A special meeting of shareholders of Home-Stake Oil & Gas Company, an Oklahoma corporation, will be held at our offices at 15 East 5th Street, Suite 2800, Tulsa, Oklahoma, on December 11, 2000, at 9:00 a.m., local time, for the following purposes:


         1. To consider and act upon a proposal to approve and adopt the agreement and plan of merger, dated as of October 3, 2000, among Home-Stake, Cortez Oil & Gas, Inc., a Delaware corporation, and Cortez Acquisition Company, an Oklahoma corporation and a wholly-owned subsidiary of Cortez, relating to the merger of Cortez Acquisition Company with and into Home-Stake, with Home-Stake surviving the merger and becoming a wholly-owned subsidiary of Cortez; and

         2. To transact any other business as may properly come before the special meeting and any adjournments or postponements of that meeting.


         Our board of directors has fixed the close of business on November 3, 2000 as the record date for the special meeting. Accordingly, only shareholders of record on that date will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of that meeting. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.


         All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the special meeting, you may vote in person even if you have already returned a proxy. IF YOU DO NOT SEND IN A PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.


                                       By Order of the Board of Directors,




                                       Chris K. Corcoran
                                       Secretary


Tulsa, Oklahoma
November 6, 2000

                          HOME-STAKE OIL & GAS COMPANY
                         15 EAST 5TH STREET, SUITE 2800
                              TULSA, OKLAHOMA 74103

                                 PROXY STATEMENT

                                   ----------


                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 11, 2000


                                   ----------

                                TABLE OF CONTENTS




                                                                                                                   PAGE
                                                                                                                   ----
SUMMARY TERM SHEET...................................................................................................1
     The Parties to the Merger.......................................................................................1
     The Merger......................................................................................................1
     Recommendation of Our Board of Directors and
        Reasons for the Merger.......................................................................................1
     Opinion of Financial Advisor....................................................................................2
     Financing Arrangements..........................................................................................2
     Interests of Officers and Directors in the Merger
        That Differ From Your Interests..............................................................................2
     The Special Meeting.............................................................................................2
     Record Date and Voting Power....................................................................................2
     Vote Required...................................................................................................2
     Voting Agreements ..............................................................................................3
     Proxies, Voting and Revocation..................................................................................3
     Effective Time of the Merger....................................................................................3
     Exchange of Stock Certificates..................................................................................3
     Conditions to the Merger........................................................................................3
     Solicitation of Proposals from
        Other Parties................................................................................................4
     Termination of the Merger Agreement.............................................................................4
     Termination Fee; Expenses.......................................................................................4
     Appraisal Rights................................................................................................4
     Federal Income Tax Consequences.................................................................................4

QUESTIONS AND ANSWERS ABOUT
THE MERGER...........................................................................................................5

FORWARD LOOKING STATEMENTS...........................................................................................7

THE SPECIAL MEETING..................................................................................................8
     Date, Time and Place of the
        Special Meeting..............................................................................................8
     Purpose of the Special Meeting..................................................................................8
     Record Date and Voting Power....................................................................................8
     Quorum and Vote Required........................................................................................8
     Proxies, Voting and Revocation..................................................................................8
     Solicitation of Proxies and Expenses............................................................................9
     2001 Annual Meeting of Shareholders
        of Home-Stake................................................................................................9

THE PARTIES TO THE MERGER...........................................................................................10
     Home-Stake Oil & Gas Company...................................................................................10
     Cortez Oil & Gas, Inc..........................................................................................10
     Cortez Acquisition Company.....................................................................................10

THE MERGER..........................................................................................................11
     General........................................................................................................11
     Background of the Merger.......................................................................................11
     Recommendation of Our Board of Directors and
        Reasons for the Merger......................................................................................13
     Opinion of Financial Advisor...................................................................................16
        Recent Stock Price Performance Analysis.....................................................................17
        Premiums Paid Analysis......................................................................................18
        Comparable Company Analysis.................................................................................18
        Comparable Transactions Analysis............................................................................19
        Stephens Inc.'s Engagement Agreement........................................................................20
     Financing Arrangements.........................................................................................20
     Interests of Officers and Directors in
        the Merger..................................................................................................22
     Voting Agreements with Directors and Senior
        Management..................................................................................................23
     Some Effects of the Merger.....................................................................................24
     Method of Accounting...........................................................................................24

THE MERGER AGREEMENT................................................................................................25
     Effective Time of the Merger...................................................................................25
     Conversion of Shares Pursuant to
        the Merger..................................................................................................25
     Exchange of Stock Certificates.................................................................................25
     Conduct of the Business Before
        the Merger..................................................................................................26
     Covenants and Agreements.......................................................................................28
        Special Meeting.............................................................................................28
        No Solicitation.............................................................................................28
        Indemnification and Insurance of
            Home-Stake Officers and Directors.......................................................................28
        Additional Mutual Covenants.................................................................................28
     Representations and Warranties of Home-Stake and
        Cortez......................................................................................................29

                                                                                                                   PAGE
                                                                                                                   ----
     Conditions to the Merger.......................................................................................31
        Conditions to the Obligation of
            Each Party..............................................................................................31
        Conditions to Our Obligation................................................................................31
        Conditions to the Obligation of Cortez......................................................................31
     Termination of the Merger Agreement............................................................................32
     Termination Fee................................................................................................32
     Merger Expenses................................................................................................32
     Amendments.....................................................................................................33
     Home-Stake Rights Plan.........................................................................................33
     Treatment of Stock Options.....................................................................................34

YOU HAVE APPRAISAL RIGHTS IN THE
MERGER..............................................................................................................35
     General........................................................................................................35
     Exercising Procedures..........................................................................................35
     Fair Value Determination.......................................................................................36
     Costs..........................................................................................................36
     Withdrawal; Loss of Appraisal Rights...........................................................................36

FEDERAL INCOME TAX
CONSEQUENCES........................................................................................................37

REGULATORY AND OTHER
APPROVALS...........................................................................................................37

PRINCIPAL SHAREHOLDERS AND SECURITY
OWNERSHIP OF MANAGEMENT.............................................................................................38

OTHER MATTERS.......................................................................................................39

WHERE YOU CAN FIND MORE
INFORMATION.........................................................................................................39

APPENDICES............................................................................................................

     Appendix A--
        Agreement and Plan of Merger...............................................................................A-1

     Appendix B--
        Opinion of Stephens Inc....................................................................................B-1

     Appendix C--
        Text of Section 1091 of the Oklahoma
        General Corporation Act Concerning
        Appraisal Rights of Dissenting Shareholders................................................................C-1

                               SUMMARY TERM SHEET

     This summary term sheet, together with the subsequent questions and answers section, highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, as well as the additional documents to which we refer you, including the merger agreement attached as Appendix A. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE PARTIES TO THE MERGER (page 10)

HOME-STAKE OIL & GAS COMPANY
15 East 5th Street, Suite 2800
Tulsa, Oklahoma 74103
(918) 583-0178

     In this proxy statement, we call this company "Home-Stake." Home-Stake is an Oklahoma corporation formed in 1917 which is actively engaged in the acquisition, exploration, development and production of oil and gas properties. Our common stock is traded on the NASDAQ SmallCap Market under the symbol "HSOG."

CORTEZ OIL & GAS, INC.
Parkway Center II
2805 North Dallas Parkway
Suite 100
Plano, Texas 75093
(972) 781-6595

     In this proxy statement, we call this company "Cortez." Cortez is a privately-held independent oil and gas exploration and production company headquartered in Plano, Texas. Cortez was formed as a Delaware corporation by management and Natural Gas Partners V, L.P. in March 2000 to focus on acquisitions and exploitation drilling.

CORTEZ ACQUISITION COMPANY
Parkway Center II
2805 North Dallas Parkway
Suite 100
Plano, Texas 75093
(972) 781-6595

     Cortez Acquisition Company is an Oklahoma corporation and a wholly-owned subsidiary of Cortez. Cortez Acquisition Company was formed to facilitate the consummation of the merger and has conducted no activities other than in connection with the merger and the merger agreement.

THE MERGER (page 11)

     Cortez Acquisition Company will be merged with and into Home-Stake, with Home-Stake being the surviving corporation, pursuant to a merger agreement dated as of October 3, 2000, among Cortez, Cortez Acquisition Company and us.

     At the effective time of the merger, each outstanding share of our common stock will be converted automatically into the right to receive $11.00 in cash, without interest.

     After the completion of the merger, Home-Stake will be the surviving corporation and will be a wholly-owned subsidiary of Cortez. The holders of our common stock will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of the surviving corporation. In addition, after the merger has been completed, our common stock will no longer be listed on the NASDAQ SmallCap Market or registered with the Securities and Exchange Commission.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND REASONS FOR THE MERGER (page 13)

     After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, at a meeting on September 27, 2000, our board of directors determined that the merger agreement was fair to, and in the best interests of, Home-Stake and our shareholders. The board also unanimously approved the merger, the merger agreement and the transactions contemplated by that agreement and unanimously voted to recommend that our shareholders approve the merger agreement.

     In reaching its recommendation, our board considered, among other things, the following factors:

o our financial condition, assets, results of operations, business and prospects and the risks inherent in achieving those prospects;

o    the fairness opinion of Stephens Inc.;

o    terms and conditions of the merger agreement;
     and

o the trading history of our common stock, which has been characterized by low daily trading volumes and the resulting illiquidity, typical of companies of similar size.

OPINION OF FINANCIAL ADVISOR (page 16)

     On September 27, 2000, Stephens Inc. rendered an opinion to our board of directors that, as of the date of that opinion, the $11.00 per share in cash to be received by holders of our common stock was fair from a financial point of view to our shareholders.

     The full text of the written opinion of Stephens Inc., dated September 27, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to, and is incorporated by reference in, this proxy statement. The opinion of Stephens Inc. does not constitute a recommendation as to how any holder of our common stock should vote with respect to the merger. You should carefully read the opinion in its entirety.

FINANCING ARRANGEMENTS (page 20)

     In connection with entering into the merger agreement, Cortez obtained commitment letters from Fleet National Bank and First Union National Bank to provide debt financing and a subscription agreement from Natural Gas Partners V, L.P. to provide equity financing for the merger, on the terms and conditions set forth in the commitment letters and the subscription agreement. As of the date of this proxy statement, the financing commitments are in full force and effect and have not been terminated.

     Assuming the financings described above are consummated, Cortez will have funding that is sufficient to pay the merger consideration to our shareholders and all associated merger costs. Cortez does not anticipate completing any financing until immediately prior to the closing of the merger, and no assurance can be given that any financing will be completed. Cortez currently does not have any alternative financing commitments in the event that any of the financing commitments described above is not obtained.


INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (page 22)


     You should be aware that two of our executive officers are members of our board of directors, and these officers and our other employees have agreements that will provide them with interests in the merger that are different from yours. Generally, the merger will result in severance and bonus payments being made to these officers, directors and employees. The Cortez and Home-Stake boards were aware of these interests and considered them in approving the merger agreement.

THE SPECIAL MEETING (page 8)

     At the special meeting, our shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

RECORD DATE AND VOTING POWER (page 8)


     Our board of directors has fixed the close of business on November 3, 2000 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.


     On the record date, we had 4,353,827 outstanding shares of common stock held by approximately 300 shareholders of record. We have no other class of securities outstanding. Shareholders of record on the record date will be entitled to one vote per share of common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

VOTE REQUIRED (page 8)

     Approval and adoption of the merger agreement requires the affirmative vote of a majority of outstanding shares of our common stock.

VOTING AGREEMENTS (page 23)

     Our directors and some of their spouses, who own an aggregate of approximately 21.1% of our outstanding shares of common stock, have entered into agreements to vote for the merger.

PROXIES, VOTING AND REVOCATION (page 8)

     Shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted "For" the approval of the merger agreement. Proxies are being solicited on behalf of our board of directors.

     A proxy may be revoked by the person who executed it at, or before, the special meeting by:

o delivering to our secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy;

o duly executing, dating and delivering to our secretary a subsequent proxy; or

o attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.


EFFECTIVE TIME OF THE MERGER (page 25)


     The merger will become effective as of the date and time that the certificate of merger is accepted for filing by the Secretary of State of the State of Oklahoma in accordance with the Oklahoma General Corporation Act, which is expected to occur as soon as practicable after shareholder approval and the satisfaction or waiver of all other conditions to closing of the merger.


EXCHANGE OF STOCK CERTIFICATES (page 25)


     At the effective time of the merger, Cortez will deposit with UMB Bank, N.A., our stock transfer agent who is also acting as the exchange agent, cash in an amount sufficient to pay the holders of shares of common stock outstanding immediately prior to the effective time of the merger, other than shareholders exercising their appraisal rights, the cash merger consideration to which they are entitled under the merger agreement.

     The merger agreement provides that within three business days after the effective time of the merger, the exchange agent will send to each shareholder of record, as of immediately prior to the effective time, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering stock certificates. You should not send any stock certificates to the exchange agent or to anyone else until you receive the letter of transmittal. Upon the surrender of a stock certificate, the exchange agent will issue to the surrendering holder the consideration described above.


CONDITIONS TO THE MERGER (page 31)


     For the merger to occur, the holders of a majority of the shares of common stock outstanding must approve the merger agreement and the parties must satisfy or waive all other conditions specified in the merger agreement, including:

o that Cortez, Cortez Acquisition Company and Home-Stake receive all consents, approvals, permits and authorizations required to be obtained from any governmental entity or third party;

o that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the completion of the merger, be in effect;

o that no event or events have occurred that, individually or in the aggregate, would have a material adverse effect on our business, properties, condition, financial or otherwise, or results of operations; and

o the completion and satisfaction by Fleet National Bank of its due diligence investigation, customary for debt financing transactions of this type, insofar as it relates to title to our oil and gas properties and environmental matters involving those properties.

SOLICITATION OF PROPOSALS FROM OTHER PARTIES (page 28)


     In accordance with the merger agreement, we have agreed that, until the termination of the merger agreement or the effective time of the merger, we will not authorize or permit any of our directors, officers, employees, agents, attorneys, independent accountants, independent financial advisors or other affiliates or representatives to initiate, solicit, facilitate or encourage any inquiries or proposals that constitute or are reasonably likely to lead to a merger, consolidation or similar transaction involving us or a proposal to acquire a substantial portion of our stock or assets.

     We must notify Cortez promptly in writing with respect to any unsolicited inquiry or proposal which we have received that is reasonably likely to lead to a merger proposal.

     We have no right to terminate the merger agreement if we receive an offer from a third party to acquire us that is superior to Cortez's offer, but in such a case our board retains the right to rescind or modify its recommendation that our shareholders approve the merger agreement.


TERMINATION OF THE MERGER AGREEMENT (page 32)


     The merger agreement may be terminated at any time prior to the effective time of the merger by, among other things, the mutual written agreement of the parties or, after the occurrence of certain events or actions, by one of the parties acting independently. For example, either party may independently terminate the merger agreement if:

o    the merger has not been completed by
     February 28, 2001;

o our shareholders holding in excess of a majority of our common stock do not vote to approve the merger; or

o any governmental authority takes any action prohibiting the merger, which action becomes final and non-appealable.

In addition, Cortez may terminate the merger agreement if our board withdraws or modifies its recommendation or the special shareholders meeting to approve the merger is not held prior to February 26, 2001.


TERMINATION FEE (page 32)


     If the merger agreement is terminated because our board withdraws or modifies its recommendation, because the special shareholders meeting to approve the merger is not held prior to February 26, 2001, or because our shareholders fail to approve the merger, then we must pay Cortez a termination fee of $2 million.


APPRAISAL RIGHTS (page 35)

     If you do not vote in favor of the proposal to approve and adopt the merger agreement and you comply strictly with the applicable provisions of the Oklahoma General Corporation Act, and the requisite number of our shareholders approve the merger agreement and the merger is completed, you have the right to dissent and be paid cash for the "fair value" of your shares. This payment may be more than, the same as, or less than the merger consideration you would receive in the merger. To perfect these appraisal rights, you must follow the required procedures precisely. The applicable provisions of the Oklahoma General Corporation Act are attached to this document as Appendix C. It is a condition to the completion of the merger that holders of not more than five percent of the outstanding voting shares entitled to vote at the special meeting elect to exercise their appraisal rights.

FEDERAL INCOME TAX CONSEQUENCES (page 37)


     If the merger is completed, the exchange of our common stock by any of our shareholders in return for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS, WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE APPLICABLE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   HOW DO I VOTE?

A: After reading this proxy statement, please fill out and sign your proxy card. Then mail your signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Q:   WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger agreement.

Q:   MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions on pages 8 and 9. You then may either change your vote by sending in a new proxy or attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the instructions provided by your broker.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Promptly after the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. Cortez will arrange for payment to be sent to you as promptly as practicable following receipt of your stock certificates and other required documents.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, you will receive a cash payment of $11.00, without interest, for each share of common stock that you hold.

Q:   WHAT WILL HAPPEN TO MY SHARES OF HOME-STAKE AFTER THE MERGER?

A: Following completion of the merger, your shares of common stock will represent solely the right to receive cash. Trading in our common stock on the NASDAQ SmallCap Market will cease. Price quotations will no longer be available and we will no longer file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Q:   WHAT WILL HAPPEN TO MY QUARTERLY DIVIDENDS?

A: Pursuant to the merger agreement, we are prohibited from paying any more cash dividends on our outstanding common stock.

Q:   WHAT WILL HAPPEN TO PRESENT MEMBERS OF HOME-STAKE'S MANAGEMENT?

A: At or prior to the merger, each of the members of our board of directors and our officers will resign. Upon consummation of the merger, the officers of Cortez Acquisition Company will become the officers of the surviving corporation.

Q:   DID THE HOME-STAKE BOARD RETAIN FINANCIAL ADVISORS?

A: To assist it in making its recommendation regarding the merger, the Home-Stake board retained Stephens Inc. as its financial advisor in connection with its evaluation of the merger. Stephens Inc. delivered to the Home-Stake board an opinion to the effect that, as of the date of that opinion, the per share merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to the holders of our common stock. We have attached as Appendix B to this proxy statement the full text of the opinion of Stephens Inc. This opinion sets forth the assumptions made, matters considered and limitations on the review taken in connection with the opinion.

Q:   WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Under Oklahoma law, you are entitled to appraisal rights. If you do not vote in favor of the merger and you properly elect to exercise your appraisal rights as described under "You Have Appraisal Rights in the Merger" and in Appendix C, you may receive in the merger the "fair value" of your common stock as determined by a court. The fair value could be equal to, less than or more than $11.00 per share.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:   We are working to complete the merger before the end of the year.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any additional questions about the merger, you should call Mr. Chris K. Corcoran at (918) 583-0178, extension 14.

                           FORWARD LOOKING STATEMENTS

       This proxy statement includes "forward looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this proxy statement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward looking statements and include the following:

o      completion of the proposed merger;

o      reserve estimates; and

o      future financial performance if the merger is not completed.

       These forward looking statements are based on assumptions, which we believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in the pertinent sections of this proxy statement and in our periodic filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the year ended December 31, 1999.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


       The special meeting will be held at our offices at 15 East 5th Street, Suite 2800, Tulsa, Oklahoma, on December 11, 2000, at 9:00 a.m., local time.


PURPOSE OF THE SPECIAL MEETING

       At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement relating to the merger of Cortez Acquisition Company with and into Home-Stake, with Home- Stake being the surviving corporation. As a result of the merger, Home-Stake will become a wholly-owned subsidiary of Cortez.

RECORD DATE AND VOTING POWER


       Our board of directors has fixed the close of business on November 3, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. As of the record date, there were outstanding shares of common stock held by approximately 300 holders of record. Our common stock is our only outstanding class of stock. Shareholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.


QUORUM AND VOTE REQUIRED

       Our bylaws require the presence, in person or by duly executed proxy, of the holders of shares of common stock representing at least a majority of our outstanding shares of common stock at the special meeting in order to constitute a quorum. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions and broker non-votes as present at the special meeting. Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the proposal. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

PROXIES, VOTING AND REVOCATION

       Shares of our common stock represented at the special meeting by properly executed proxies received prior to, or at, the special meeting, and not revoked, will be voted at the special meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy will be voted "For" the approval of the merger agreement. Proxies are being solicited on behalf of our board.

       A proxy may be revoked at any time before it is voted at the special meeting. A proxy may be revoked by the person who executed it at, or before, the special meeting by:

o delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

o duly executing, dating and delivering to our secretary a subsequent proxy; or

o attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a previously delivered proxy.

Any written notice revoking a proxy should be delivered to Home-Stake Oil & Gas Company, 15 East 5th Street, Suite 2800, Tulsa, Oklahoma, 74103, Attention: Mr. Chris K. Corcoran, Secretary.

SOLICITATION OF PROXIES AND EXPENSES


       We will bear the entire cost of solicitation of proxies from our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for these services, but these individuals may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record. In addition, we have engaged The Herman Group, Inc. to assist in the solicitation of proxies. We anticipate that we will incur total fees of approximately $10,000, plus reimbursement of out-of-pocket expenses, for this service.


2001 ANNUAL MEETING OF SHAREHOLDERS OF HOME-STAKE

       We will hold our 2001 annual meeting of shareholders only if the merger is not consummated. In the event of the annual meeting, any shareholder proposals intended to be presented at the meeting must be received at our principal executive offices on or before December 11, 2000, in order to be included in our proxy materials relating to that meeting.

                            THE PARTIES TO THE MERGER

HOME-STAKE OIL & GAS COMPANY

       We are actively engaged in the acquisition, exploration, development and production of oil and gas properties. Our principal geographic operating areas lie within the states of Oklahoma, Montana, New Mexico and Texas.

       We were incorporated in the State of Oklahoma in 1917. Our principal business activity from the date of incorporation through the early 1950s was the acquisition and leasing of oil and gas mineral interests. Accordingly, our revenues were primarily from royalty interests in oil and gas production from the mineral interests in properties leased to others. In the 1950s, we began participating as a working interest partner in the acquisition and drilling of oil and gas properties, primarily drilled and operated by industry partners. We also originated and participated in the drilling of a few of our own prospects and discovered several significant oil fields in south central Kansas during the 1950s. Beginning in 1985, we developed an exploration staff to generate, sell and drill our own prospects. We now also serve as an operator for producing wells.

       In the mid-1970s, we revised our business strategy to pursue a program to increase our revenues generated from the ownership of working interests in oil and gas properties relative to our revenues generated from royalty interests resulting from the ownership and leasing of oil and gas mineral interests. We increased our relative investment in drilling ventures developed and sold by other industry partners and in the oil and gas properties that we acquired. In 1977, we received approximately 70% of our revenues from royalty interests, whereas, in 1999, approximately 26% of our revenues were from royalty interests.

CORTEZ OIL & GAS, INC.

       Cortez is a newly formed Delaware corporation that has not, to date, conducted any significant activities other than those incident to its formation, its execution of the merger agreement, the related documents and the financing commitments and its participation in the preparation of this proxy statement. Cortez has no material assets or liabilities, other than its rights and obligations under the merger agreement, the related documents and the financing commitments, and has not generated any material revenues or expenses. Cortez's growth strategy involves a coordinated balance of acquisitions, exploitation and exploration. It is anticipated that drilling and production operations of Cortez will be located in Texas, Oklahoma, New Mexico and Montana.

CORTEZ ACQUISITION COMPANY

       Cortez Acquisition Company is an Oklahoma corporation recently formed by Cortez to facilitate the consummation of the merger. It has not conducted any business or activity except in connection with activities related to the merger.

                                   THE MERGER

GENERAL

       The merger agreement provides for the merger of Cortez Acquisition Company with and into Home-Stake, with Home-Stake being the surviving corporation. The merger will be completed when the certificate of merger has been accepted for filing by the Secretary of State of the State of Oklahoma in accordance with the Oklahoma General Corporation Act, which is expected to occur as soon as practicable after the shareholder approval of the merger and the satisfaction or waiver of all other conditions to closing the merger.

       As of the effective time of the merger, holders of shares of our common stock will have no further ownership interest in the surviving corporation. Instead, each holder of common stock issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $11.00 in cash per share, without interest. Upon completion of the merger, all of Home-Stake's outstanding stock options will be canceled and, in full settlement of these options, Cortez will cause Home-Stake to pay each option holder an amount of cash equal to the number of shares of common stock underlying each stock option held by that holder multiplied by the difference between $11.00 and the option exercise price applicable to that option.

BACKGROUND OF THE MERGER

       During the course of 1999, our management continued its previous strategy of acquiring, operating and developing oil and gas properties. In the meantime, various members of our board, in both formal and informal discussions, expressed concern that, in our present structure and at our present size, we would not be able to successfully grow at a rate acceptable to our board and our shareholders. Some of our shareholders also expressed similar concerns to various members of our board. At regular meetings of the board on January 22, May 24, August 5 and November 4, 1999, our board continued to discuss our past and current operations, our stock price activity in the market, our future strategic direction and methods by which shareholder value might be enhanced, including our possible sale.

       At the November 4th board meeting, our chairman, Mr. Simpson, told the board that our stock price was, and would likely remain, at levels well below the true value of the company, due largely to the lack of liquidity created by our extremely low trading volume. He recommended that we explore various strategic alternatives to maximize shareholder value and improve shareholder liquidity. Our board agreed that it was in the best interests of our shareholders for our management to consider strategic alternatives and authorized management to retain an investment banking firm as an advisor to assist us in soliciting, evaluating and exploring strategic alternatives. On November 11, 1999, we issued a press release announcing our intention to explore various strategic alternatives.

       During November and December 1999, Mr. Simpson met informally with representatives of several investment banking firms. At a special meeting of the board on January 14, 2000, Mr. Simpson described the results of these meetings and reviewed written proposals from six different firms. He recommended that the board narrow the list to two or three firms, that those firms be asked to submit additional information regarding their proposals and that a final selection of an investment banking firm be made at the February board meeting. After discussion, the board narrowed the list to two firms and compiled a list of questions for Mr. Simpson to provide these firms.

       At the meeting of our board on February 18, 2000, the board reviewed the proposals of the two remaining investment banking firms and selected Stephens Inc. as our financial advisor. Over the next two weeks we negotiated the terms of an engagement agreement with Stephens Inc. On February 29, 2000, we entered into the agreement with Stephens Inc. and issued a press release announcing that we had hired Stephens Inc. to assist us in exploring strategic alternatives.

       At a special meeting of our board on March 29, 2000, Stephens Inc. presented a written report analyzing our strategic alternatives. The report considered various options for us, including remaining independent and continuing our strategy of acquiring, operating and developing oil and gas properties, merging with a larger entity or completing an outright sale of our stock or assets for cash. Despite an improving environment for oil and gas companies resulting from higher prevailing energy prices, our board continued to express concern that our growth and market value would likely continue to be hindered by our small size and illiquid trading market. Accordingly, the board, after evaluating the various options presented, authorized Stephens Inc. to "test the waters" for qualified buyers principally interested in a transaction involving a sale of the company for cash.

       During the next several weeks, our management and Stephens Inc. prepared a data room and offering materials to help describe us, including our properties and exploitation potential, to potential purchasers. Stephens Inc. began contacting potential purchasers in order to ascertain their interest in us, and a form of confidentiality agreement, including a standstill provision, was prepared.

       Stephens Inc. contacted 119 potential purchasers. It mailed preliminary brochures to 93 of these candidates. Twenty-three companies returned confidentiality agreements, including Cortez, most of whom were then provided with detailed reserve information. Nine companies, including Cortez, sent representatives to our data room. On June 23, 2000, a total of six proposals, including a proposal by Cortez, to purchase us were received, four of which involved a purchase of our stock for cash.

       On June 28, 2000, a special meeting of our board was held in Tulsa to consider the proposals which had been received. All directors, except Mr. Morris, who participated by telephone conference, were present in person. Also present were our legal counsel and representatives of Stephens Inc. Stephens Inc. presented to our board an analysis of the proposals which had been received. Our board discussed the relative advantages and disadvantages of each proposal, the strengths of each company's indication of interest and the likelihood that each company would be able to finance its proposal. The board then determined that at least three of the proposals, including the proposal submitted by Cortez, were sufficiently attractive to warrant further discussions with the potential purchasers.

       During the next few weeks, meetings were held with the three selected potential purchasers, including Cortez, in an effort to get them to increase their respective purchase prices. Throughout this period, representatives of the three candidates continued their due diligence investigation of us in order to supplement information previously learned from their evaluation of us. On July 26, 2000, revised bids to purchase us were submitted by the three potential purchasers.


       Our board convened a special meeting on August 3, 2000, to evaluate the latest proposals, including a revised bid submitted by Cortez on August 2, 2000. All directors were present in person, along with representatives of Stephens Inc. and our legal counsel. After reviewing the latest proposals, Cortez was contacted by telephone by representatives of Stephens Inc. while the board meeting was in progress and requested to increase its purchase price. Cortez responded by increasing its purchase price. Our board determined that the Cortez proposal was the best offer received in light of the fact that the Cortez proposal was the highest cash bid and the board believed that Cortez would have the financing necessary to complete the merger transaction. After further discussion of whether we should remain independent and continue our business strategy, the board determined that it was in the best interests of our shareholders to pursue the Cortez offer. Accordingly, management was instructed to begin negotiating the terms of a definitive merger agreement with Cortez. Negotiation of definitive documentation proceeded in earnest and Cortez continued its due diligence investigation of us.


       In connection with our negotiations with Cortez, on August 17, 2000, we signed an exclusivity letter agreement with Cortez which prohibited us from soliciting or responding to other offers or inquiries until September 15, 2000. We determined that it was in our best interests to sign the letter because of its short duration and because Cortez was expending significant resources and time in connection with the preparation of documents, due diligence and other activities in connection with the possible transaction and, accordingly, was unlikely to proceed without it.

       Thereafter, representatives of Cortez and us continued to negotiate the terms of the merger agreement. On September 14, 2000, a special meeting of our board was held by telephone conference call for the purpose of updating the board on the status of the negotiations with Cortez. During the negotiations, the exclusivity period with Cortez was extended to September 30, 2000, and Cortez agreed to an increase in the purchase price to $11.00 per share. Negotiations on the remaining terms of the merger agreement continued until September 27, 2000. During this process, our board was further informed of developments through various informal meetings and telephone conversations.

       On September 27, 2000, our board, together with its financial and legal advisors, convened a special meeting to consider the proposed merger agreement and the transactions contemplated by that agreement, including the purchase price. Mr. Simpson, together with our legal and financial advisors, reviewed the background of the proposed merger, the potential benefits of the merger to our shareholders, financial and valuation analyses of the transaction, and the terms of the merger agreement and related documents. Stephens Inc. delivered to our board its oral opinion, subsequently confirmed in writing, that, based on matters presented to our board and as set forth in its opinion, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair to such holders, taken as a whole, from a financial point of view. After considering the presentation of Mr. Simpson and our legal advisor and the presentation and opinion of Stephens Inc., along with various other factors discussed below, our board unanimously:

o approved the merger agreement and the transactions contemplated by that agreement;

o      authorized our officers to execute the merger agreement on our behalf;

o approved a recommendation that our shareholders vote in favor of the approval of the merger agreement;

o approved the voting agreements to be entered into with our directors and some of their spouses;

o approved the separation agreements to be entered into with Mr. Simpson, our chairman, and Mr. Corcoran, our executive vice president and chief financial officer; and

o approved the amendment to our rights agreement which would render the rights inapplicable to the merger and the other transactions contemplated by the merger agreement.

       During the next several days, the merger agreement and related documents were finalized. On September 29, 2000, the exclusivity period with Cortez was extended to October 6, 2000.

       On October 3, 2000, officers of Cortez and us executed and delivered the merger agreement and our directors and some of their spouses agreed to vote their shares of our common stock in favor of the merger and the merger agreement. On October 3, 2000, we issued a press release announcing the proposed merger with Cortez.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND REASONS FOR THE MERGER

       As described above in the section entitled "Background of the Merger," our board unanimously approved the merger, the merger agreement and the transactions contemplated by that agreement at a meeting held on September 27, 2000. Our board believes that the terms of the merger, the merger agreement and the other transactions contemplated by that agreement are fair to, and in the best interests of, Home-Stake and its shareholders. Accordingly, our board recommends approval of the merger agreement by our shareholders. In reaching its conclusion to approve the merger and the merger agreement, our board consulted with our management and our legal counsel, and was advised by Stephens Inc., our financial advisor in this transaction. The board considered our short-term and long-term interests and those of our shareholders. In particular, our board considered the following factors, all of which it deemed favorable, in reaching its decision to recommend the merger and the merger agreement:


o the consideration to be received by our shareholders in the merger represents a premium of:

       o 5% over the closing price of $10.50 on October 2, 2000, which was one day prior to the merger announcement;


       o 85% over the closing price of $5.94 on each of February 28 and February 22, 2000, which was one day and one week, respectively, prior to the announcement that Stephens Inc. had been hired to serve as our financial advisor; and


       o 112% over the closing price of $5.19 on each of November 10 and November 4, 1999, which was one day and one week, respectively, prior to the announcement that we would explore strategic alternatives; and

       a discount of:

       o 2% under the closing price of $11.25 on September 26, 2000, which was one week prior to the merger announcement;


o the financial condition, assets, results of operations, business and prospects of Home-Stake;

o the trading history of our common stock, which has been characterized by low daily trading volumes and the resulting illiquidity, typical of companies of similar size;

o the opinion of Stephens Inc. that the consideration to be issued by Cortez in the merger was fair, from a financial point of view, to the holders of our common stock, and the various analyses presented to our board of directors by Stephens Inc. See "Opinion of Financial Advisor" at page 16;

o the ability of the board to change its recommendation if it determines in good faith, based on matters it deems appropriate, after consulting with legal counsel, that the failure to change its recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable law; and

o the terms and conditions of the merger agreement, including the amount and form of consideration, the nature of the parties' representations, warranties, covenants and agreements, and the fact that the conditions to Cortez's obligation to consummate the merger are reasonably limited and thus the risk that the merger would not be consummated was reasonably small.


       Our board also considered the fact that Cortez has obtained debt and equity commitments to provide the financing necessary to consummate the merger. The board considered the controlling ownership of Cortez, consisting of National Gas Partners V, L.P., affiliates of which have provided equity financing in many similar transactions. The board also concluded that the conditions to the debt financing commitment letters were likely to be satisfied and that Cortez would be able to obtain the financing necessary for the merger and related transactions.


       Our board of directors consulted with Stephens Inc. during the course of its engagement. The board of directors believed that Stephens Inc.'s analysis was reasonable.

       Our board of directors also considered other strategic alternatives to the merger that might be available to us, including:

o remaining independent and continuing to expand our business into new geographical areas;

o pursuing other business combinations, including mergers involving companies with significantly greater market capitalization than our own; and

o rejecting the Cortez offer and soliciting additional bids from interested third parties.

The board considered the strategic options available to us and determined that none of these options was reasonably likely to present superior opportunities, or was reasonably likely to create greater value for our shareholders, than the prospects presented by the merger. After considering the potential benefits and risks to us and our shareholders associated with each of these alternatives, our board determined that the merger represented the alternative that is in the best interests of our shareholders.

       Our board also considered the following potentially negative factors of the merger in its deliberations concerning the merger and the merger agreement.

o Our board acknowledged that the merger would preclude the holders of our common stock from having the opportunity to participate in the future growth of our assets.

o In the event that Cortez is unable to raise the necessary financing for the merger, our sole remedy is to terminate the merger agreement and sue Cortez for any resulting damages.

o Our board of directors acknowledged that the merger is a taxable transaction and, as a result, holders of our common stock will be required to pay taxes on any built-in gain as a result of their receipt of the cash consideration in the transaction.

o Our board considered the covenant in the merger agreement restricting our ability to solicit or entertain other potential acquisition proposals.

o Our board considered that we will have to pay a $2 million termination fee if the merger agreement is terminated under circumstances specified in the merger agreement.

o Our board considered the risks and costs to us if the merger does not close, which risks and costs would result from, among other things, the extensive efforts that would be required to attempt to complete the transaction and the significant distractions which our employees will experience during the pendency of the transaction.


       Our board also acknowledged that, in the months prior to the merger announcement, our stock price fluctuated in a range which at times exceeded the $11.00 per share merger consideration. In deciding whether to accept the Cortez offer, our board compared the merger consideration to the market price for our common stock and determined that the merger consideration was fair notwithstanding that the market price had at times exceeded $11.00 per share for the following reasons:

o in light of the announcements on November 11, 1999, and February 29, 2000, of our intention to pursue strategic alternatives and of our hiring of Stephens Inc. as our financial advisor, respectively, the board believed that the market price for our common stock had risen, at least in part, in anticipation of a possible sale of the company;

o in light of the low daily trading volumes of our common stock and resulting illiquidity, the board believed that the increase in the market price of our common stock after the announcements were made was not necessarily reflective of the price at which we could be sold;

o the Cortez offer was the highest cash offer submitted to our board and represented Cortez's final offer;

o Stephens Inc. had engaged in an intensive marketing effort over the course of seven months and believed that it was unlikely that a superior bid would emerge;

o Stephens Inc. had given our board its opinion that the merger consideration was fair to our shareholders from a financial point of view; and

o our board believed that if it rejected the Cortez bid and announced that we had decided to remain independent, the market price of our common stock would have dropped sharply as our shareholders determined that the realization of a takeover premium through a sale of the company was unlikely.


       Our board also considered the potential benefits to certain directors, officers and employees discussed in the section entitled "Interests of Officers and Directors in the Merger," including the severance and bonus payments to be paid to Messrs. Robert C. Simpson and Chris K. Corcoran under their respective separation agreements, the severance payments to be made to each of our other eligible employees under our Amended and Restated Change in Control Severance Pay Plan and the acceleration of the vesting of all outstanding options to acquire our common stock.

       In the opinion of our board, the above factors represent the material potential adverse consequences which could occur as a result of the merger. In considering the merger, our board considered the impact of these factors on our shareholders.

       In view of the wide variety of factors considered by our board, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, the board determined that the potential benefits of the merger outweighed the potential detriments associated with the merger.

       In the event the merger is not completed for any reason, we will continue to explore various strategic alternatives to maximize shareholder value, including other business combination opportunities.

OPINION OF FINANCIAL ADVISOR

       At the special meeting of our board on September 27, 2000, to consider approving and adopting the merger agreement, Stephens Inc. delivered its oral opinion (subsequently confirmed by a written opinion dated September 27, 2000) that, as of such date, the merger consideration was fair to our shareholders, taken as a whole, from a financial point of view.

       A copy of the opinion of Stephens Inc., which sets forth the principal assumptions made, matters considered and limitations on the review undertaken by Stephens Inc. in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated by reference. This summary of the Stephens Inc. opinion addresses the material items on which Stephens Inc. based its opinion. You are strongly encouraged to carefully read the opinion in its entirety.

       The Stephens Inc. opinion was provided to our board for its information and is directed only to the fairness, from a financial point of view, to our shareholders of the consideration to be received by our shareholders. The

Stephens Inc. opinion does not constitute a recommendation to any Home-Stake shareholder as to how that holder should vote on the approval of the merger agreement or as to whether the merger would be beneficial to any shareholder.

       The summary set forth below describes material aspects of the analyses underlying Stephens Inc.'s opinion and the presentation made by Stephens Inc. to our board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, the Stephens Inc. opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Stephens Inc. did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Stephens Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, could create an incomplete or inaccurate view of the process underlying the Stephens Inc. opinion.

       In arriving at its opinion, Stephens Inc. met with our executive management to discuss our business, operations and prospects. In addition, Stephens Inc. reviewed:

o a draft of the merger agreement dated September 25, 2000, and related documents;

o our annual report on Form 10-KSB for the year ended December 31, 1999, and our quarterly reports on Form 10-QSB and related unaudited financial information for the interim periods, including the six months ended June 30, 2000;

o our proved oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of December 31, 1999, estimated by our management;

o      our capitalization and financial condition;

o      historical market prices and trading volumes for our common stock;

o the financial terms of business combinations of comparable exploration and production companies; and

o other information, financial studies, analyses and investigations and financial, economic and market criteria as Stephens Inc. deemed relevant in arriving at its opinion.

       In preparing its opinion, Stephens Inc. did not independently verify any of the foregoing information, and relied upon the information being complete and accurate in all material respects. Stephens Inc. did not conduct a physical inspection or make an independent evaluation or appraisal of our assets, nor, except for the estimates of oil and gas reserves referred to above, was Stephens Inc. furnished with any evaluation or appraisal. The Stephens Inc. opinion was rendered on the basis of conditions in the securities markets and oil and gas markets prevailing on September 27, 2000. We did not provide specific instructions to, or place any limitation on, Stephens Inc. with respect to the procedures to be followed or factors to be considered by Stephens Inc. in performing its analyses or providing its opinion.

       The following is a summary of the material aspects of the analyses performed by Stephens Inc. in preparing the Stephens Inc. opinion.

       RECENT STOCK PRICE PERFORMANCE ANALYSIS. Stephens Inc. compared the stock price performance of our common stock for the periods commencing on November 10, 1999 and February 28, 2000, which were one day before the announcement of our intention to explore strategic alternatives to increase shareholder value, and one day before the announcement that we had hired Stephens Inc., respectively, and ending on September 25, 2000 (using an assumed purchase price for our shareholders of $11.00 per share on such date), with the performance of the companies included in the Standard & Poor's Small-Cap Energy Index and an index of 13 companies compiled by Stephens Inc. that it believed to be appropriate for comparison. These companies were:

o      Louis Dreyfus Natural Gas Corp.;

o      Vintage Petroleum Inc.;

o      Pure Resources, Inc.;

o      Belco Oil & Gas Corp.;

o      Comstock Resources, Inc.;

o      Magnum Hunter Resources, Inc.;

o      Key Production, Inc.;

o      Bellwether Exploration Company;

o      Brigham Exploration Company;

o      PetroCorp, Inc.;

o      Maynard Oil Company;

o      Goodrich Petroleum Corporation; and

o      Texoil, Inc.

Eleven of these 13 companies have a significantly larger market capitalization than we have.

       As a result of the foregoing analysis, Stephens Inc. noted that the increase of 112% from the $5.19 stock price on November 10, 1999, to the assumed offer price of $11.00 per share on September 25, 2000, compared favorably to increases in the Standard & Poor's Small-Cap Energy Index and Stephens Inc.'s comparable company index of 40.5% and 95.1%, respectively. Stephens Inc. further noted that the increase of 85.2% from the $5.94 stock price on February 28, 2000, to the $11.00 per share offer price, also compared favorably to increases of 40.7% and 77.2%, respectively, to the Standard & Poor's Small-Cap Energy Index and Stephens Inc.'s comparable company index.

       PREMIUMS PAID ANALYSIS. Stephens Inc. reviewed the premiums paid over market value in 76 merger or acquisition transactions ranging from $20 million to $1.0 billion in size and completed from May 1992 through June 2000, where the acquired company made a prior announcement indicating its intention to explore strategic alternatives. As a result of the foregoing analysis, Stephens Inc. noted that at the offer price of $11.00 per share, the premium paid to our shareholders of 112% over its stock price both one day and one week prior to the announcement of its intention to explore strategic alternatives exceeded the mean premium of 46.3% and median premium of 35.0% over the target's stock price one day before the announcement and the mean premium of 52.7% and median premium of 43.8% over the target's stock price one week before the announcement.

       COMPARABLE COMPANY ANALYSIS. Stephens Inc. compared certain financial information and commonly used valuation measurements for us to corresponding information and measurements for the 13 companies listed above under "Recent Stock Price Performance Analysis." These financial information and measurements included, among other things:

o      ratios of stock price to latest 12 months cash flow per share;

o      ratios of stock price to estimated fiscal year 2000 cash flow per share;
       and

o ratios of market value of common equity plus total debt less cash and cash equivalents, commonly referred to as "Total Market Capitalization," to latest 12 month earnings before interest, taxes, depreciation, depletion and amortization, commonly referred to as "EBITDA."

       Stephens Inc. noted that the ratio of stock price to latest 12 months cash flow per share for the 13 comparable companies ranged from 2.0x to 6.7x, with a mean of 4.9x and a median of 5.0x. Based on these ratios, Stephens Inc. derived an implied trading value range for our common stock of $3.64 to $12.01 per share, with a mean of $8.70 and a median of $8.96 per share.

       Stephens Inc. noted that the ratio of stock price to estimated fiscal year 2000 cash flow per share for the 13 comparable companies ranged from 1.6x to 7.2x, with a mean of 4.0x and a median of 3.9x. Based on these ratios, Stephens Inc. derived an implied trading range for our common stock of $3.18 to $14.33 per share, with a mean of $7.93 and a median of $7.65 per share.

       Stephens Inc. further noted that the ratios of Total Market Capitalization to EBITDA for the 13 comparable companies ranged from 3.3x to 7.6x with a mean and median of 5.8x. Based on these ratios, Stephens Inc. derived an implied trading range for our common stock of $6.53 to $15.61 per share, with a mean of $11.84 and a median of $11.72 per share.

       COMPARABLE TRANSACTIONS ANALYSIS. Stephens Inc. conducted a comparable transactions analysis by examining the terms of publicly disclosed domestic acquisitions of businesses and assets related to the exploration and production industry for the period January 1, 2000, through September 20, 2000, as tracked by John S. Herold, Inc. This analysis yielded an implied reserve value, defined as total transaction value less the value of non-oil and gas assets, of:

o      $4.59 per barrel of oil equivalent, known as "boe," for all transactions;

o      $3.90 per boe for Mid-Continent transactions;

o $4.03 per boe for transactions with a total transaction value ranging from $25 million to $100 million; and

o $2.72 per boe for Mid-Continent transactions with a total transaction value ranging from $25 million to $100 million.

       Because the majority of the comparable transactions were asset sales, Stephens Inc. estimated how the reserves may have been valued by Cortez as if it were an asset transaction by adding assumed liabilities in the transaction and the tax burden of a cash for stock transaction versus a cash for assets transaction. Stephens Inc. calculated the tax burden based on the tax basis of the properties, the taxable gain assumed by Cortez, and an approximation of the income taxes to be paid by Cortez over the life of the reserves based on our reserve report and discounted back to the date of the fairness opinion. For discount rates, Stephens Inc. chose our cost of equity as calculated by a capital asset pricing model and the weighted average cost of capital of a purchaser with a capital structure of 50% debt and 50% equity. Stephens Inc. used three cases in calculating the value of the reserves. The first case assumed no tax burden, the second case assumed the tax burden was discounted by our cost of equity, and the third case assumed the tax burden discounted by the weighted average cost of capital of a purchaser whose capital structure consisted of 50% debt and 50% equity. The estimated implied reserve values for the three respective cases were $58 million, $66 million and $68 million.

       Stephens Inc. also estimated our proved reserves at the time of the opinion by adjusting our December 31, 1999 reserve report for production through June 30, 2000, and drilling results for 2000 year to date. Stephens Inc. estimated that we had 12.3 million boe as of September 25, 2000.

       Based on the Cortez offer price of $11.00 per share, Stephens Inc. estimated that Cortez was paying $4.71 per boe, $5.37 per boe and $5.52 per boe for our proved reserves for the three respective cases described above.

       STEPHENS INC.'S ENGAGEMENT AGREEMENT. Stephens Inc. was retained to:

o assist the board of directors with the evaluation of strategic alternatives;

o assist the board in preparing confidential data, contacting potential purchasers and facilitating due diligence investigations by potential purchasers; and

o render its opinion on the basis of its experience with mergers and acquisitions in the energy business.

Stephens Inc. is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Home-Stake board of directors selected Stephens Inc. as financial advisor because of its expertise, reputation and familiarity with us.

       Under the terms of the engagement agreement between us and Stephens Inc., we paid Stephens Inc. a fee of $50,000 upon execution of the engagement agreement and $50,000 upon the decision by our board to begin the process of marketing the company and also reimbursed Stephens Inc. for its out-of-pocket expenses. In addition, we will pay Stephens Inc. a percentage of the total value of the merger consideration payable in the merger if the merger is consummated, which amount shall not exceed $826,000. We have agreed to reimburse Stephens Inc. for additional out-of-pocket expenses incurred in connection with its rendering of the fairness opinion, which amount shall not exceed $1,500, and to indemnify Stephens Inc. and its controlling persons against liabilities and expenses relating to or arising out of the consummation of the merger, including liabilities under federal securities laws. To the extent that the indemnification includes liabilities arising under federal securities laws, it may not be enforceable as it may be determined to be against public policy. No portion of Stephens Inc.'s fee was contingent upon whether Stephens Inc. rendered a favorable opinion with respect to the proposed merger. The terms of Stephens Inc.'s engagement agreement with us, which are customary for transactions of this nature, were negotiated at arm's length between our board and Stephens Inc., and our board was aware of these terms at the time of its approval of the merger agreement.

FINANCING ARRANGEMENTS

       Cortez estimates that it will require approximately $57.3 million in order to finance the merger. These funds will be used to:

o pay the merger consideration, including payments for the surrender of outstanding stock options; and

o      pay the fees and expenses incurred in connection with the merger.

Cortez expects to obtain these funds from the following sources:

o the performance by Fleet National Bank under its commitment to provide $22 million in debt financing for the merger transaction;

o the performance by First Union National Bank under its commitment to provide $20 million in debt financing for the merger transaction; and

o the injection of $20.6 million in cash by Natural Gas Partners V, L.P., a shareholder of Cortez, upon a call for payment by Cortez pursuant to a subscription agreement between Natural Gas Partners and Cortez for the purchase of Cortez common stock.

       Cortez has obtained financing commitment letters from Fleet National Bank and First Union National Bank and a subscription agreement from Natural Gas Partners V, L.P., with respect to the terms of the financing or investment described above. The obligations of Fleet National Bank to provide financing will terminate in the event comprehensive loan documentation has not been signed on or before December 26, 2000. The term loan is expected to be secured by the assets of Cortez and its subsidiaries and to contain representations, warranties, covenants, events of default and other terms that are customary for a transaction of this type.

       The obligations of Fleet National Bank to provide the financing described above are also subject to the satisfaction by Cortez of financial tests and other conditions, which include:

o the absence of any material adverse change in the business, condition, operations, performance or properties of Cortez and its subsidiaries, including Home-Stake;

o      the successful completion of the merger;

o the receipt of any necessary consents of third parties or governmental authorities;

o the absence of any breach of any representation, warranty or covenant in any loan document or other document relating to the merger;

o the injection of cash into Cortez by Natural Gas Partners as described above;

o the performance by First Union National Bank under its commitment to provide $20 million of debt financing;

o the preparation and execution of comprehensive loan documentation acceptable to Fleet National Bank and First Union National Bank;

o the absence of any material misstatements or omissions from any financial information provided to Fleet National Bank; and

o the completion and satisfaction by Fleet National Bank of its due diligence investigation, customary for debt financing transactions of this type, including but not limited to title to and condition, including environmental matters, of the properties of Cortez and us.

       In the merger agreement, Cortez represents and warrants to us that, assuming the financings described above are consummated, Cortez will have funding sufficient to pay the merger consideration to our shareholders and all associated merger costs. Cortez further represents and warrants that, as of the date of the merger agreement, it is not aware of any facts or circumstances that create a reasonable basis for Cortez to believe that it will not be able to obtain financing in accordance with the terms of its existing financing commitments. The merger agreement also requires Cortez to notify us upon the occurrence of any event which causes Cortez to reasonably believe that it will not be able to obtain the financing described above.

       Cortez does not anticipate completing any financing until immediately prior to the closing of the merger, and no assurance can be given that any financing will be completed. Cortez currently does not have any alternative financing commitments in the event that any of its existing financing commitments is not obtained. If Cortez notifies us that it reasonably believes that it will not be able to obtain the financing described above, it will have 10 business days to secure alternative financing on terms that contain no greater conditions than those contained in the original financing commitments. The failure by Cortez to obtain sufficient financing to complete the merger would be considered a material breach of the merger agreement. If no alternative financing is obtained within this 10 business day period, we will have the right to terminate the merger agreement and seek damages for any losses incurred in connection with the failed merger transaction.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

       Robert C. Simpson, our Chairman, President and Chief Executive Officer, and Chris K. Corcoran, our Executive Vice President, Chief Financial Officer and Secretary, each has an employment agreement with us which provides for a cash severance payment in the event his employment is terminated following a change in control transaction. Under their existing agreements, Messrs. Simpson and Corcoran are each entitled to a cash severance payment equal to 36 times the highest monthly salary paid to them during the 12-month period immediately preceding the merger, plus an amount equal to the sum of the bonuses paid to each of them over the past three years. In addition, Messrs. Simpson and Corcoran have an arrangement with us, which was previously approved by our board of directors, that in the event of a sale of Home-Stake, Mr. Simpson would be paid an amount equal to 2.2% of the "transaction value" and Mr. Corcoran would be paid a bonus of $200,000.

       In connection with the merger, Messrs. Simpson and Corcoran have each entered into separation agreements with us. The separation agreements provide for the cancellation of the employment agreements described above and that Messrs. Simpson's and Corcoran's employment with us will terminate when the merger is completed. The separation agreement for Mr. Simpson provides that he will receive a one-time cash payment of $1,867,149, which represents the severance payment and the transaction bonus described above. In addition, he will receive a cash payment of $888,405 to cover taxes imposed on him by Section 4999 of the Internal Revenue Code or any similar federal or state excise tax. The separation agreement for Mr. Simpson also gives him the option of purchasing a company automobile at the lesser of its book value as shown on our books and records and its "blue book" fair market value.

       The separation agreement for Mr. Corcoran provides that he will receive a one-time cash payment of $735,700, which represents the severance payment and the transaction bonus described above. In addition, he will receive a cash payment of $326,805 to cover taxes imposed on him by Section 4999 of the Internal Revenue Code or any similar federal or state excise tax.

       In 1999, the board of directors amended and restated the Home-Stake Oil & Gas Company Change in Control Severance Pay Plan. The severance plan is designed to provide severance payments in the event that all or substantially all of our assets or stock are acquired by another party. An "eligible employee" is an employee, other than Robert C. Simpson or Chris K. Corcoran, who is receiving salary for personal services rendered to us or who would be receiving such remuneration except for a leave of absence. Under the severance plan, eligible employees who have been employed by us for less than five years will be entitled to three months' salary as severance pay. Eligible employees who have been employed by us for five years or more will be entitled to one month's salary for each year of service and a pro-rata portion of one month's salary for any fractional year of service as severance pay. Department managers identified in the severance plan will receive, in addition to the severance payment based on the years of service, one year's compensation as part of the severance payment. The minimum payment under the severance plan is three months' salary and the maximum payment is the lesser of (1) three years' salary or (2) $1.00 less than the amount which would result in the imposition of excise tax under the so-called "excess parachute payment" provisions of the Internal Revenue Code. We estimate that our employees will be entitled to receive an aggregate amount of approximately $920,000 in severance payments under the severance plan.

       As of the closing of the merger, all of our outstanding stock options will become fully vested and exercisable. In full settlement of these options, Cortez will cause Home-Stake to make a cash payment to each option holder who returns an executed option surrender agreement equal to the difference between the merger consideration that would be payable with respect to each share of our common stock underlying that option and the applicable option exercise price. As a result, the options set forth in the following table held by our officers and directors will become fully vested and our officers and directors will receive approximately (i.e., before withholding) the indicated cash payment in settlement of his or her options.

                                                                          Option Shares
                                                      Number of          Exercise Price/              Option
                                                    Option Shares             Range              Settlement Amount
                                                    -------------             -----              -----------------
Robert C. Simpson..............................         37,000                $4.50                   $240,500

Chris K. Corcoran..............................         73,000              $4.50-5.00                $453,000

L. W. Allegood.................................         20,000                $4.50                   $130,000

Larry F. Grindstaff............................         20,000                $4.50                   $130,000

Ronald O. Gutman...............................         20,000                $4.50                   $130,000

James L. Houghton..............................         20,000                $4.50                   $130,000

Joseph J. McCain, Jr...........................         20,000                $4.50                   $130,000

I. Wistar Morris, III..........................         20,000                $4.50                   $130,000

Gary W. Fisher.................................         31,000              $4.50-5.00                $194,500

Barbara C. Long................................         33,000              $4.50-5.00                $207,500

       In addition, under the terms of the merger agreement, our directors and officers will be entitled to indemnification in some circumstances, as more fully described in the section entitled "The Merger Agreement-- Covenants and Agreements--Indemnification and Insurance of Home-Stake Officers and Directors."

       The law firm of Conner & Winters, a Professional Corporation, regularly performs legal services as our counsel. Joseph J. McCain, Jr., a director of Home-Stake, is president and a shareholder and director of Conner & Winters.

VOTING AGREEMENTS WITH DIRECTORS AND SENIOR MANAGEMENT

       Cortez has entered into stock voting agreements with Messrs. Simpson and Corcoran and with all of the members of our board of directors and some of their spouses. In these agreements, our officers and directors and some of their spouses, acting solely in their capacity as shareholders of Home-Stake and not in their capacity as directors or officers of Home-Stake, agreed to vote in favor of the merger and the other transactions contemplated by the merger agreement and not to encourage or solicit any competing offers. These officers, directors and spouses agreed not to transfer their shares before the merger. In the aggregate, these officers, directors and spouses own approximately 919,860 shares of our common stock, which accounts for approximately 21.1 percent of our outstanding common stock.

SOME EFFECTS OF THE MERGER

       If the merger is completed, holders of shares of our common stock will not have an opportunity to continue their equity interest in us as an ongoing corporation and, therefore, will not have the opportunity to share in our future earnings, dividends or growth, if any. In addition, upon completion of the merger, our common stock will no longer be listed on the NASDAQ SmallCap Market and will cease to be registered with the Securities and Exchange Commission.

METHOD OF ACCOUNTING

       The merger will be accounted for under the purchase method of accounting.

                              THE MERGER AGREEMENT

       The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement.

EFFECTIVE TIME OF THE MERGER

       The merger will become effective when the Secretary of State of the State of Oklahoma has accepted for filing the certificate of merger in accordance with the Oklahoma General Corporation Act. At that time, Cortez Acquisition Company will be merged with and into Home-Stake and will cease to exist as a separate entity and Home-Stake will become a wholly-owned subsidiary of Cortez. We expect the merger to become effective as soon as practicable after approval of the merger by our shareholders and the satisfaction or waiver of all other conditions to closing the merger.

CONVERSION OF SHARES PURSUANT TO THE MERGER

       At the effective time of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $11.00 in cash, without interest.

EXCHANGE OF STOCK CERTIFICATES

       Cortez has designated UMB Bank, N.A., to act as exchange agent in the merger. The merger agreement provides that within three business days after the effective time of the merger, the exchange agent will mail a letter of transmittal to each record holder of an outstanding stock certificate or certificates, which immediately prior to the effective time represented shares of our common stock and were converted into the right to receive the merger consideration. The letter of transmittal will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate to the exchange agent. In addition, the exchange agent will also mail to each record holder instructions on how to properly surrender the stock certificates for payment. You should not surrender your stock certificates until you receive a letter of transmittal and instructions.

       Upon the surrender to the exchange agent of your stock certificate, together with a duly executed letter of transmittal and any other required documents, and subject to any required withholding of taxes, you will be paid the merger consideration for each share of our common stock previously represented by your stock certificate, and the stock certificate will then be canceled.

       No interest will be paid or accrued on the cash payable upon the surrender of your stock certificate. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

       After the effective time of the merger, there will be no transfers of certificates that previously represented shares of our common stock on our stock books. If, after the effective time, stock certificates are presented to the surviving corporation or the exchange agent for payment, they will be canceled and exchanged for the merger consideration, without interest. However, no holder of a stock certificate will have any greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law.

       If you have lost a certificate, or if your certificate has been stolen or destroyed, in order to receive the merger consideration, you will have to sign an affidavit stating that your certificate was lost, stolen or destroyed. In addition, if Cortez requires, you may have to post a bond indemnifying Cortez against any claims against it with respect to the lost, stolen or destroyed certificate.

       One year after the closing of the merger, upon Cortez's request, the exchange agent will deliver to Cortez any cash held by the exchange agent that has not been paid to our shareholders pursuant to the merger agreement. From and after that time, if you have not yet exchanged your shares of common stock for the merger consideration, you must surrender your certificates to Cortez, rather than the exchange agent, to receive the merger consideration.

CONDUCT OF THE BUSINESS BEFORE THE MERGER

       We have agreed that, prior to the merger, we will generally:

o      conduct our business as usual;

o      preserve our present business organization;

o operate and maintain our oil and gas interests in accordance with the law, applicable agreements and prudent practices;

o      keep available the services of our officers and employees;

o      preserve our existing business relationships;

o      maintain our corporate existence and rights;

o      keep and maintain accurate books, records and accounts;

o maintain the policies or binders of insurance described in the merger agreement;

o      pay all applicable taxes;

o      pay all claims and expenses when they become due and payable; and

o comply with all applicable laws and regulations and provisions of material agreements.

       In addition, the merger agreement specifically prohibits us, without Cortez's consent, from taking a number of corporate acts prior to the completion of the merger, including the following actions:

o      amending organizational documents;

o      changing our capital stock;

o      paying any dividends;

o issuing or encumbering any shares or options except upon the exercise of currently existing options;

o      acquiring any of our capital stock;

o      merging or transferring all or substantially all of our assets;

o      liquidating, winding up or dissolving;

o acquiring another business entity or an interest in another business entity;

o disposing of or encumbering oil and gas interests meeting the specifications set forth in the merger agreement;

o acquiring oil and gas interests or any other assets that have a value in excess of $25,000;

o entering into hedging or derivative contracts unless exempted in the merger agreement;

o      disposing of or encumbering securities of a third party;

o      making any loans or investments;

o entering into any agreements that would cause us to spend in excess of $5,000 or any agreements that are not terminable by us upon notice of 30 days or less and without penalty or other obligation;

o agreeing to limit or restrict our ability to compete or otherwise conduct our business;

o      incurring any debt;

o      incurring any cost or expense for leasehold or geophysical items;

o incurring any obligations or liabilities outside the ordinary course of business;

o making a capital expenditure or series of related capital expenditures in excess of $5,000 unless exempted in the merger agreement;

o becoming liable or responsible in any way for the liabilities or obligations of a third party;

o relinquishing voluntarily any right as operator of any of our oil and gas interests;

o entering into or becoming liable or obligated under or pursuant to any benefit plans, employee plans or agreements for directors, officers or employees or modifying the plans or agreements;

o paying or becoming obligated to pay any benefits to our employees or consultants unless pursuant to an existing agreement;

o      entering into or amending any material agreements;

o      entering into a new line of business;

o taking any action that causes our representations and warranties in the merger agreement to become untrue;

o engaging in any transaction with any of our affiliates other than those specifically exempted in the merger agreement;

o      encumbering any of our assets unless exempted in the merger agreement;

o entering into any agreement relating to the voting, registration or transfer of our securities; or

o      agreeing to take any of the above actions.

COVENANTS AND AGREEMENTS

       SPECIAL MEETING. We have agreed to cause the special meeting of our shareholders to be duly called and held as promptly as practicable for the purpose of voting on the approval and adoption of the merger agreement.

       NO SOLICITATION. In the merger agreement, we have agreed that:

o we will immediately cease and cause to be terminated any existing activities, discussions or negotiations conducted prior to the date of the merger agreement with respect to any Acquisition Proposal, as defined below; and

o we will not, and will not authorize or permit any of our directors, officers, employees, agents, attorneys, independent accountants, independent financial advisors or other affiliates or representatives to, solicit or encourage the submission of an Acquisition Proposal.

However, the merger agreement does not prohibit:

o us from entering into discussions or negotiations with a third party and furnishing that third party information concerning Home-Stake in response to an unsolicited Acquisition Proposal solely for purposes of determining whether or not to rescind or modify our recommendation of the merger or the merger agreement;

o our board from taking and disclosing to our shareholders a position with respect to a tender offer by a third party pursuant to Rule 14e-2 under the Securities Exchange Act of 1934; and

o our board from withdrawing or modifying its approval or recommendation of the merger and the merger agreement;

if our board determines that this action or disclosure is required in order for our board to act in a manner consistent with its fiduciary duties to our shareholders.

       The term "Acquisition Proposal" means any proposal or offer that could reasonably be expected to lead to a tender or exchange offer, a merger, consolidation or other business combination involving Home-Stake or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, Home- Stake.

       INDEMNIFICATION AND INSURANCE OF HOME-STAKE OFFICERS AND DIRECTORS. Cortez has agreed that, for six years after the merger is completed, Cortez will indemnify and hold harmless the present and former directors, officers, employees, controlling shareholders and agents of Home-Stake against various liabilities to the fullest extent permitted under Oklahoma law. Cortez has also agreed to maintain our directors' and officers' liability and insurance policy, for a period of at least six years after the merger is completed, provided that Cortez will not be required to pay an annual premium in excess of 200% of the last annual premium paid by us prior to the merger agreement.

       ADDITIONAL MUTUAL COVENANTS. The merger agreement contains certain mutual covenants of the parties, including covenants relating to:

o      preparation of this document;

o      public announcements;

o      notification of various matters; and

o      payment of expenses in connection with the merger.

REPRESENTATIONS AND WARRANTIES OF HOME-STAKE AND CORTEZ

       In the merger agreement, we make various representations and warranties, subject to exceptions which were disclosed to Cortez, concerning our business and assets. These representations and warranties cover various matters, such as:

o      corporate organization and similar corporate matters;

o      certificate of incorporation and bylaws;

o      absence of ownership interests in other entities;

o      corporate authority;

o      non-contravention of existing agreements;

o      government approvals and required consents;

o      documents and other reports filed with the SEC;

o      capitalization;

o      absence of undisclosed liabilities;

o      indemnification;

o      absence of specified changes or events;

o      compliance with laws and material agreements;

o      governmental regulation;

o      litigation;

o      absence of specified restrictions;

o      audits and settlements;

o      tax issues;

o      employee benefit plans and ERISA;

o      material agreements;

o      labor and employment matters;

o      accounts receivable;

o      insurance;

o      intellectual property;

o      title to assets;

o      reports regarding our oil and gas interests;

o      oil and gas operations;

o      hydrocarbon sales and purchase agreements;

o      financial and commodity hedging;

o      environmental matters;

o      books and records;

o      absence of brokers;

o      powers of attorney and authorized signatories;

o      vote required to approve the merger agreement and related transactions;

o      fairness opinion;

o      absence of untrue statements or omissions;

o      real property;

o      expiring leasehold acreage;

o      fees; and

o      key employee incentive bonus plan.

       The merger agreement also contains customary representations and warranties of Cortez and Cortez Acquisition Company relating to various aspects of their business and the merger, including:

o      corporate organization and similar corporate matters;

o      certificate of incorporation and bylaws;

o      corporate authority;

o      non-contravention of existing agreements;

o      government approvals and required consents;

o      interim operations of Cortez Acquisition Company;

o      financing;

o      absence of brokers; and

o      absence of untrue statements or omissions.

CONDITIONS TO THE MERGER

       CONDITIONS TO THE OBLIGATION OF EACH PARTY. The obligations of Cortez and us to consummate the merger depend upon the satisfaction of the following conditions:

o the merger agreement shall have been approved and adopted by the vote of a majority of our outstanding common stock;

o      the receipt of all necessary governmental approvals; and

o the absence of any injunction, order or other legal restraint or prohibition that would prohibit the consummation of the merger.


       CONDITIONS TO OUR OBLIGATION. Our obligation to consummate the merger is further subject to satisfaction of the following conditions:


o Cortez shall have performed in all material respects the obligations required to be performed by it at or prior to the effective time; and

o each of Cortez's representations and warranties contained in the merger agreement shall be true and correct in all material respects as of the effective time as if made at that time.

       CONDITIONS TO THE OBLIGATION OF CORTEZ. The obligation of Cortez to consummate the merger is further subject to the satisfaction of the following conditions:

o we shall have performed in all material respects the obligations required to be performed by us at or prior to the effective time and each of our representations and warranties contained in the merger agreement shall be true and correct in all material respects as of the effective time as if made at that time;

o some of our representations and warranties shall be true and correct in all respects, without regard to materiality;

o the absence of any event since June 30, 2000 that would have a material adverse effect on us;

o the total number of shares of our common stock which are entitled to vote at the special meeting which are held by shareholders who exercise their appraisal rights under the Oklahoma General Corporation Act to dissent from the proposed merger shall not exceed five percent of the total number of our outstanding shares entitled to vote at the special meeting;

o the conditions relating to the closing of the Fleet National Bank commitment letter, involving title to our oil and gas interests and environmental matters relating to those properties, shall have been fulfilled; and

o Cortez shall have received the written resignations of each of our officers and directors.

TERMINATION OF THE MERGER AGREEMENT

       The merger agreement may be terminated at any time prior to the effective time, whether before or after approval by our shareholders:

o      by the mutual written consent of Cortez and us;

o by either Cortez or us, if the merger has not been consummated by February 28, 2001;

o by either Cortez or us, if any final and non-appealable order, decree, ruling or other action enjoining any party from consummating the merger shall have been entered by any governmental authority;

o by either Cortez or us, if the requisite shareholder approval is not obtained by a vote of our shareholders at the special meeting;

o by us, if Cortez or Cortez Acquisition Company is in material breach of any representations and warranties and the breach is not cured in all material respects within 10 days after notice of the breach;

o by Cortez, if we are in material breach of our representations and warranties or our covenants and agreements and the breach is not cured in all material respects within 10 days after notice of the breach;

o by Cortez, if we are in material breach of our covenants relating to the conduct of our business prior to closing, without regard to any cure period;

o by Cortez, if our board of directors shall have failed to recommend adoption of the merger agreement at the time this proxy statement is first mailed to shareholders or its recommendation is subsequently amended or withdrawn; or

o by Cortez, if, from and after June 30, 2000, our business incurs any material adverse effect.

TERMINATION FEE

       If the merger is terminated:

o due to the failure of our board to recommend adoption of the merger agreement or the subsequent withdrawal or amendment of its prior recommendation;

o because the special shareholders meeting to approve the merger is not held prior to February 26, 2001; or

o due to our shareholders' failure to approve the merger agreement by the requisite vote;

we will pay to Cortez a termination fee equal to $2 million.

MERGER EXPENSES

       The merger agreement provides that all expenses incurred by the parties to the merger agreement shall be borne solely and entirely by the party that has incurred the expenses. We will pay all costs and expenses in connection with the printing of this document, as well as all Securities and Exchange Commission filing fees and fees to comply with applicable state securities or "blue sky" laws related to the transactions contemplated by the merger agreement. The costs and expenses associated with mailing this document to our shareholders and the soliciting of votes of our shareholders will be borne by us.

AMENDMENTS

       The merger agreement may be amended only by written agreement of Cortez and us at any time before the effective time. However, after the required Home-Stake shareholder approval is obtained, no amendment may be made to the merger agreement that by law would require further approval by our shareholders, unless such further approval is obtained.

HOME-STAKE RIGHTS PLAN

       We have a rights agreement with UMB Bank, N.A., as rights agent. Pursuant to the merger agreement, we have amended the rights agreement so as to render the rights inapplicable to the merger and the other transactions contemplated by the merger agreement.

       Pursuant to the rights agreement, rights attach to each share of common stock outstanding and entitle the registered holder to purchase from us one one-thousandth of a share of our junior participating preferred stock, par value $1.00 per share, at a purchase price of $22, which is subject to adjustment as described in the rights agreement. Each share of our common stock outstanding has attached to it one right.

       The rights will separate from common stock upon the earlier of:

o the first date of public announcement that a person or group of affiliated or associated persons, also referred to as a Home-Stake acquiring person, has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; and

o 10 business days or such later date as may be fixed by our board following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding shares of common stock.

       The date of any such event is referred to as the Home-Stake distribution date. Until the Home-Stake distribution date:

o the rights will be evidenced by our common stock certificates and will be transferred with and only with our common stock certificates;

o our common stock certificates will contain a notation incorporating the rights agreement by reference; and

o the transfer of any certificates representing our outstanding common stock will also constitute the transfer of the rights associated with our common stock represented by such certificate.

       If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become a Home-Stake acquiring person, each holder of a right will then have the right to receive, upon the exercise of the right at the current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes a Home-Stake acquiring person, each holder of a right, other than rights beneficially owned by the Home-Stake acquiring person which will then be void, will then have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right.

       At any time after any person or group becomes a Home-Stake acquiring person and prior to the acquisition by that person or group of 50% or more of our outstanding common stock, our board may exchange the rights other than the rights owned by that person or group, which will have become void, in whole or in part, generally at an exchange ratio of one share of our common stock, or one one-thousandth of a share of our junior participating preferred stock, for each two shares of our common stock for which each right is then exercisable.

       The rights are not exercisable until the Home-Stake distribution date and will expire at the close of business on January 3, 2010, unless earlier redeemed by us as further described in the rights agreement. At no time will the holder of the rights have any voting power or any rights as a shareholder due to his position as a holder of the rights. Subject to certain exceptions, any of the provisions of the rights agreement may be amended by our board prior to the Home-Stake distribution date.

       The above summary of the rights agreement may not contain all the information that is important to you. For a more detailed description of the rights, you should read the rights agreement which has been filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

TREATMENT OF STOCK OPTIONS

       The merger agreement provides that each stock option under our 1997 Incentive Stock Plan which is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, and which has not been exercised or canceled prior to that time, will become fully vested and exercisable. Upon receipt of an executed option surrender agreement, in full settlement of all remaining outstanding options, Cortez will cause us to pay to each holder of an option an amount equal to the product of the number of shares of common stock underlying that stock option and the excess, if any, of the merger consideration over the exercise price per share of common stock provided for in that stock option. At and following the effective time of the merger, all outstanding options to purchase our common stock will automatically be canceled and each stock option will represent only the right to receive the cash payment described above.

                     YOU HAVE APPRAISAL RIGHTS IN THE MERGER

GENERAL

       Our shareholders are entitled to dissent and be paid cash for the "fair value" of their shares of our common stock. This payment may be more than, the same as, or less than the merger consideration our shareholders will receive in the merger. These appraisal rights arise under Section 1091 of the Oklahoma General Corporation Act, or OGCA. Section 1091 of the OGCA is reprinted in its entirety as Appendix C to this proxy statement.

EXERCISING PROCEDURES

       The following discussion addresses the material provisions of Section 1091 of the OGCA. If you wish to exercise statutory appraisal rights or preserve your right to do so, you should review this discussion and Appendix C carefully to comply strictly with the procedures set forth below and in Appendix C, or you may lose your appraisal rights.

       If you elect to demand the appraisal of your shares, you must:

o deliver to us before the taking of the vote on the merger agreement, a written demand for appraisal of your shares; and

o      not vote in favor of the merger agreement.

Your demand is in addition to and separate from your proxy or vote against the merger agreement. Voting against, abstaining from voting, or failing to vote on the merger agreement will not constitute a demand for appraisal. If you elect to demand appraisal rights, you will not be granted appraisal rights if you have voted in favor of, or consented in writing to, the merger agreement, including by granting the proxy solicited by this proxy statement or by returning a signed proxy without specifying a vote against the merger agreement or a direction to abstain from the vote. Additionally, appraisal rights will not be granted if you do not continuously hold your shares of our common stock for which you demand appraisal through the effective time of the merger.

       You must fully and correctly sign your demand for appraisal as your name appears on the certificate or certificates representing your shares of our common stock. If your shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary must execute the demand. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, all joint owners must execute the demand. An authorized agent, including an agent for two or more joint owners, may execute your demand for appraisal. However, the agent must identify you as the record owner and expressly disclose the fact that, in exercising the demand, that person is acting as your agent. If you hold shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal must be made on behalf of the depository nominee and must identify the depository nominee as a holder of record.

       If you elect to exercise your appraisal rights, you must mail or deliver your written demand to us at 15 East 5th Street, Suite 2800, Tulsa, Oklahoma 74103, Attention: Mr. Chris K. Corcoran. Your written demand must specify:

o      your name and mailing address;

o      the number of shares of our common stock that you own; and

o      that you are demanding appraisal of your shares.

Within 10 days after the effective time of the merger, we, as the surviving corporation, must provide notice of the effective time to all shareholders who have complied with Section 1091 and who have not voted for or consented to the merger agreement.

FAIR VALUE DETERMINATION

       Within 120 days after the effective time of the merger, either we or any shareholder who has complied with Section 1091 may file a petition in an Oklahoma district court demanding a determination of the value of the shares of our common stock held by dissenting shareholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the district court will determine which shareholders are entitled to appraisal rights and will appraise the shares of our common stock owned by those shareholders. The district court will determine the fair value of those shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the district court is required to take into account all relevant factors.

       If you seek appraisal, you should know that the "fair value" of your shares of our common stock determined under Section 1091 could be more than, the same as, or less than the merger consideration you will receive in the merger, and that the fairness opinion of Stephens Inc. is not an opinion as to fair value under Section 1091. Moreover, we reserve the right to assert in any appraisal proceeding that, for purposes of Section 1091, the "fair value" of the common stock is less than $11.00 per share.

COSTS

       The cost of the appraisal proceeding may be determined by the district court and assessed against the parties as the district court deems equitable in the circumstances. Upon application of a dissenting shareholder, the district court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of our common stock entitled to appraisal.

WITHDRAWAL; LOSS OF APPRAISAL RIGHTS

       At any time within 60 days after the effective time of the merger, you will have the right to withdraw your demand for appraisal and to accept the terms offered in the merger. After this period, you may withdraw your demand for appraisal only with our consent. If no petition for appraisal is filed with the district court within 120 days after the effective time of the merger, shareholders' appraisal rights will cease, and all holders of shares of our common stock will be entitled to receive the merger consideration as provided in the merger agreement. Because we have no obligation to file any petition for an appraisal, and have no present intention to do so, any dissenting shareholder is advised to file a petition for appraisal on a timely basis. However, no petition timely filed by a shareholder in the district court demanding appraisal will be dismissed without the approval of the district court, and that approval may be conditioned on any terms that the court deems just.


       YOU SHOULD BE AWARE THAT ANY FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 1091 WILL RESULT IN LOSS OF APPRAISAL RIGHTS. IN ADDITION, IF THE MERGER IS ABANDONED PRIOR TO ITS CONSUMMATION, NO APPRAISAL RIGHTS WILL BE AVAILABLE.

                         FEDERAL INCOME TAX CONSEQUENCES

       Following is a discussion of the material federal income tax consequences of the merger to our shareholders. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that your Home-Stake common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to any of our shareholders subject to special rules, such as non-United States persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.

       Your receipt of cash for Home-Stake common stock pursuant to the merger will be a taxable transaction for federal income tax purposes to you, and may be a taxable transaction for state, local and foreign tax purposes as well. You will recognize a gain or loss measured by the difference between your tax basis for the Home-Stake common stock owned by you at the time of the merger and the amount of cash you receive for your Home-Stake common stock. Your gain or loss will be a capital gain or loss if your Home-Stake common stock is a capital asset in your hands. If your Home-Stake common stock was held as a capital asset, your gain or loss will be long-term capital gain or loss if you held your stock for more than one year; otherwise, it will be short-term gain or loss.

       Under federal law, the exchange agent must withhold 31% of the cash payments to holders of Home-Stake common stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount withheld. To avoid backup withholding, you must provide the exchange agent with your taxpayer identification number and complete a form in which you certify that you have not been notified by the IRS that you are subject to backup withholding. The exchange agent will include the form with the transmittal letter and instructions which specify the procedures for you to follow in surrendering your common stock certificate(s).

       THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THOSE RELATING TO STATE, LOCAL AND/OR FOREIGN TAXES.

                         REGULATORY AND OTHER APPROVALS

       There are no federal or state regulatory requirements which remain to be complied with in order to consummate the merger, other than the filing of the certificate of merger with the Secretary of State of the State of Oklahoma. The merger did not require filings with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth our information as of September 30, 2000, relating to the beneficial ownership of our common stock, by

o any person known to us to own beneficially more than 5% of the outstanding shares of common stock,

o      each of our directors,

o      each of our executive officers, and

o      all of our current executive officers and directors as a group.

       Shares of common stock which were not outstanding but which could be acquired by a person upon exercise of an option within sixty days of September 30, 2000, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by that person. These shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

       Except as otherwise indicated, each of the persons named below is believed by us to be the direct owner and to possess sole voting and investment power with respect to the shares of common stock beneficially owned by that person.


                                                                                     Number              Percentage
Name of Owner or Identity of Group                                                 of Shares             of Shares
----------------------------------                                                 ---------             ---------
L. W. Allegood.............................................................         186,083(1)              4.3
Chris K. Corcoran..........................................................          73,637(2)              1.7
Larry F. Grindstaff........................................................          22,341(1)(3)           *
Ronald O. Gutman...........................................................          95,282(1)(3)           2.2
James L. Houghton..........................................................          23,100(1)              *
Joseph L. McCain, Jr.......................................................          24,312(1)(4)           *
I. Wistar Morris, III......................................................         507,546(5)             11.6
Robert C. Simpson..........................................................         226,602(6)              5.2
Gary W. Fisher.............................................................          31,158(7)              *
Barbara C. Long............................................................          34,124(8)              *
Helen G. Trippet Revocable Trust(9)........................................         490,714                11.3
Norvell Living Trust(10)...................................................         453,916                10.4
Arnhold and S. Bleichroeder, Inc.(11)......................................         250,241                 5.8
All executive officers and directors as a group
   (10 persons)............................................................       1,224,185(12)            26.3


----------
*Less than one percent.

(1) Includes 20,000 shares subject to stock options which are currently exercisable at an exercise price of $4.50 per share.

(2) Includes 73,000 shares subject to stock options which are currently exercisable at exercise prices of $4.50 per share and $5.00 per share.

(3)    Includes 30 shares owned by the owner's wife.

(4)    Includes 100 shares owned by Mr. McCain's wife.

(5) Includes 375,630 shares over which Mr. Morris maintains sole voting and dispositive power. This represents 346,747 shares owned by Mr. Morris, 20,000 shares subject to stock options which are currently exercisable at an exercise price of $4.50 per share, and 8,883 shares held for the benefit of investment advisory clients of Mr. Morris. Also includes 131,916 shares owned by Mr. Morris' wife over which she has sole voting power and shared dispositive power. Mr. and Mrs. Morris' address is 234 Broughton Lane, Villanova, Pennsylvania 19085.

(6) Includes 48,150 shares owned by Mr. Simpson's wife. Also includes 37,000 shares subject to stock options which are currently exercisable at an exercise price of $4.50 per share. Mr. Simpson's address is 15 E. 5th Street, Suite 2800, Tulsa, Oklahoma 74103.

(7) Includes 31,000 shares subject to stock options which are currently exercisable at exercise prices of $4.50 per share and $5.00 per share.

(8) Includes 33,000 shares subject to stock options which are currently exercisable at exercise prices of $4.50 per share and $5.00 per share.

(9)    The shareholder's address is 4623 South Victor, Tulsa, Oklahoma 74105.

(10)   The shareholder's address is P.O. Box 76, Mendocino, California 95460.

(11) Information is based on the shareholder's Schedule 13G dated February 14, 2000. The shareholder is a registered broker/dealer and shares voting and dispositive power over the shares with its broker/dealer clients. The shareholder's address is 1345 Avenue of the Americas, New York, New York 10105.

(12) Includes 294,000 shares subject to stock options which are currently exercisable at exercise prices of $4.50 per share and $5.00 per share.


                                  OTHER MATTERS


       Our management knows of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in the proxy.


                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

       You should rely only on the information contained in this proxy statement to vote on the merger. We have not authorized anyone to give any information that is different from what is contained in this proxy statement. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of Cortez or us since the date of this proxy statement or that the information in this proxy statement is correct as of any time after the date of this proxy statement.

                                          By the Order of the Board of Directors


                                          Chris K. Corcoran
                                          Secretary

Tulsa, Oklahoma
November 6, 2000

                                                                      APPENDIX A



                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER








                                      AMONG



                       CORTEZ OIL & GAS, INC. ("PARENT"),


                    CORTEZ ACQUISITION COMPANY ("MERGER SUB")


                                       AND


                    HOME-STAKE OIL & GAS COMPANY ("COMPANY")









                                 OCTOBER 3, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE 1.......................................................................................................A-1
         DEFINITIONS............................................................................................A-1
         1.1      Defined Terms.................................................................................A-1
         1.2      References and Titles.........................................................................A-8

ARTICLE 2.......................................................................................................A-9
         THE MERGER.............................................................................................A-9
         2.1      The Merger....................................................................................A-9
         2.2      Effect of the Merger..........................................................................A-9
         2.3      Governing Instruments, Directors and Officers of the Surviving Corporation....................A-9
         2.4      Effect on Securities..........................................................................A-9
         2.5      Exchange of Certificates/Option Agreements/Severance and Bonus Payments......................A-10
         2.6      Closing......................................................................................A-12
         2.7      Effective Time of the Merger ................................................................A-12
         2.8      Taking of Necessary Action; Further Action...................................................A-12

ARTICLE 3......................................................................................................A-12
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................A-12
         3.1      Organization.................................................................................A-12
         3.2      Other Equity Interests.......................................................................A-13
         3.3      Authority and Enforceability.................................................................A-13
         3.4      No Violations................................................................................A-13
         3.5      Consents and Approvals.......................................................................A-14
         3.6      SEC Documents................................................................................A-14
         3.7      Capital Structure............................................................................A-14
         3.8      No Undisclosed Liabilities...................................................................A-15
         3.9      Indemnification..............................................................................A-15
         3.10     Absence of Certain Changes or Events.........................................................A-15
         3.11     Compliance with Laws, Material Agreements and Permits........................................A-17
         3.12     Governmental Regulation......................................................................A-17
         3.13     Litigation...................................................................................A-18
         3.14     No Restrictions..............................................................................A-18
         3.15     Audits and Settlements.......................................................................A-18
         3.16     Taxes........................................................................................A-18
         3.17     Employee Benefit Plans.......................................................................A-20
         3.18     Company Material Agreements..................................................................A-21
         3.19     Labor and Employment Matters.................................................................A-21
         3.20     Accounts Receivable..........................................................................A-22
         3.21     Insurance....................................................................................A-22
         3.22     Intangible Property..........................................................................A-22
         3.23     Title to Assets..............................................................................A-23
         3.24     Company Engineering Report...................................................................A-23
         3.25     Oil and Gas Operations.......................................................................A-23
         3.26     Hydrocarbon Sales and Purchase Agreements....................................................A-24
         3.27     Financial and Commodity Hedging..............................................................A-25
         3.28     Environmental Matters........................................................................A-25
         3.29     Books and Records............................................................................A-26

         3.30     Brokers......................................................................................A-26
         3.31     Powers of Attorney; Authorized Signatories...................................................A-26
         3.32     Vote Required................................................................................A-26
         3.33     Fairness Opinion.............................................................................A-27
         3.34     Disclosure and Investigation.................................................................A-27
         3.35     Real Property................................................................................A-27
         3.36     Expiring Acreage.............................................................................A-27
         3.37     Other Fees...................................................................................A-27
         3.38     Key Employee Incentive Bonus Plan............................................................A-27

ARTICLE 4......................................................................................................A-27
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............................................A-27
         4.1      Organization.................................................................................A-27
         4.2      Authority and Enforceability.................................................................A-27
         4.3      No Violations................................................................................A-28
         4.4      Consents and Approvals.......................................................................A-28
         4.5      Interim Operations of Merger Sub.............................................................A-28
         4.6      Financing....................................................................................A-28
         4.7      Brokers......................................................................................A-29
         4.8      Disclosure and Investigation.................................................................A-29

ARTICLE 5......................................................................................................A-29
         COVENANTS.............................................................................................A-29
         5.1      Conduct of Business by the Company Pending Closing...........................................A-29
         5.2      Access to Assets, Personnel and Information..................................................A-31
         5.3      No Solicitation..............................................................................A-32
         5.4      Third-Party Standstill Agreements............................................................A-33
         5.5      Shareholders Meeting.........................................................................A-33
         5.6      Proxy Statement..............................................................................A-33
         5.7      Additional Arrangements......................................................................A-34
         5.8      Public Announcements.........................................................................A-34
         5.9      Notification of Certain Matters..............................................................A-34
         5.10     Payment of Expenses..........................................................................A-35
         5.11     Indemnification and Insurance................................................................A-35
         5.12     Shareholder Litigation.......................................................................A-36
         5.13     Opinion of Financial Advisor.................................................................A-36
         5.14     Resignations of Officers and Directors of the Company........................................A-37
         5.15     Other Agreements.............................................................................A-37
         5.16     Option Surrender Agreements..................................................................A-37
         5.17     Financing....................................................................................A-37
         5.18     Separation Agreements........................................................................A-37
         5.19     Retirement Agreement.........................................................................A-37
         5.20     Deferred Compensation Agreements.............................................................A-37

ARTICLE 6......................................................................................................A-37
         CONDITIONS............................................................................................A-37
         6.1      Conditions to Each Party's Obligation to Effect the Merger...................................A-37
         6.2      Conditions to Obligations of Parent and Merger Sub...........................................A-38
         6.3      Conditions to Obligation of the Company......................................................A-38

ARTICLE 7......................................................................................................A-39
         TERMINATION...........................................................................................A-39
         7.1      Termination Rights...........................................................................A-39
         7.2      Effect of Termination........................................................................A-40
         7.3      Fees and Expenses............................................................................A-40

ARTICLE 8......................................................................................................A-41
         MISCELLANEOUS.........................................................................................A-41
         8.1      Nonsurvival of Representations and Warranties................................................A-41
         8.2      Amendment....................................................................................A-41
         8.3      Notices......................................................................................A-41
         8.4      Counterparts.................................................................................A-42
         8.5      Severability.................................................................................A-42
         8.6      Entire Agreement; No Third Party Beneficiaries...............................................A-42
         8.7      Applicable Law...............................................................................A-42
         8.8      No Remedy in Certain Circumstances...........................................................A-42
         8.9      Assignment...................................................................................A-42
         8.10     Waivers......................................................................................A-42
         8.11     Confidentiality Agreement....................................................................A-43
         8.12     No Recourse Against Others...................................................................A-43
         8.13     Incorporation................................................................................A-43
         8.14     Specific Performance.........................................................................A-43
         8.15     Section 1090.3...............................................................................A-43


EXHIBIT A -- Form of Stock Voting Agreement
EXHIBIT B-1 -- Form of Separation Agreement for Robert C. Simpson
EXHIBIT B-2 -- Form of Separation Agreement for Chris K. Corcoran
EXHIBIT C -- Form of Rights Agreement Amendment
EXHIBIT D -- Supplemental Summary Pages of Company Engineering Report EXHIBIT E -- Company Hedging Program


SCHEDULES
         Parent Disclosure Schedule
         Company Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of the 3rd day of October, 2000, by and among Cortez Oil & Gas, Inc., a Delaware corporation ("PARENT"); Cortez Acquisition Company, an Oklahoma corporation ("MERGER SUB"); and Home-Stake Oil & Gas Company, an Oklahoma corporation (the "COMPANY").


                                    RECITALS

         A. Parent and the Company desire to effect a merger of Merger Sub with and into the Company (the "MERGER").

         B. The board of directors of the Company has determined it advisable and in the best interests of the Company's shareholders to consummate the Merger, upon the terms and subject to the conditions set forth herein.

         C. The boards of directors of Parent and Merger Sub have determined it advisable and in the best interests of Parent's and Merger Sub's shareholders, respectively, to consummate the Merger, upon the terms and subject to the conditions set forth herein.

         D. As a condition and an inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain officers and directors of the Company, who own an aggregate of approximately 21.1% of the outstanding shares of Company Common Stock, are entering into separate Stock Voting Agreements (the "STOCK VOTING AGREEMENTS") with Parent in the form of Exhibit A.

         E. As a condition and an inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, each of Robert C. Simpson and Chris K. Corcoran of the Company are entering into separate Separation Agreements (the "SEPARATION AGREEMENTS") with the Company in the form of Exhibit B-1 and Exhibit B-2, respectively.

         F. As a condition and an inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company is entering into an amendment (the "RIGHTS AGREEMENT AMENDMENT") to the Rights Agreement, dated as of January 3, 2000, by and between the Company and UMB Bank, N.A., as rights agent (the "RIGHTS AGREEMENT"), with Parent in the form of Exhibit C.

         G. Parent, Merger Sub and the Company (the "PARTIES") desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, for and in consideration of the Recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

         "AFFILIATE" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

         "AGREEMENT" means this Agreement and Plan of Merger, as amended, supplemented and/or modified from time to time.

         "ACQUISITION PROPOSAL" has the meaning specified in Section 5.3(b).

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any successor federal and state statutes and any regulations promulgated thereunder, and any foreign statutes and regulations modeled thereon.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

         "CERTIFICATE OF MERGER" means the certificate of merger, prepared and executed in accordance with the applicable provisions of the OGCA, filed with the Secretary of State of the State of Oklahoma to effect the Merger.

         "CLAIM" has the meaning specified in Section 5.11(b).

         "CLOSING" means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

         "CLOSING DATE" means the date on which the Closing occurs.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning set forth in the introductory paragraph hereof.

         "COMPANY BANK CREDIT AGREEMENT" means the Special Loan Agreement, dated November 8, 1999, between the Company, as borrower, and Bank of Oklahoma, N.A., as lender (as amended and supplemented).

         "COMPANY BENEFIT PROGRAM OR AGREEMENT" has the meaning specified in
Section 3.17(a).

         "COMPANY CERTIFICATE" means a certificate representing shares of the Company Common Stock.

         "COMPANY COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

         "COMPANY DISCLOSURE SCHEDULE" means the Company Disclosure Schedule attached hereto and any documents listed on such Company Disclosure Schedule and expressly incorporated therein by reference.

         "COMPANY EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 3.17(a).

         "COMPANY ENGINEERING REPORT" means the reserve report effective as of January 1, 2000, covering the Ownership Interests and prepared by the Company as set forth originally in the data books provided to Parent via Stephens Inc. on or about May 8, 2000, and as updated in the supplemental data books provided to Parent on or about July 14, 2000, a copy of the most recent summary pages of which is attached hereto as Exhibit D.

         "COMPANY ERISA AFFILIATE" has the meaning specified in Section 3.17(a).

         "COMPANY FINANCIAL STATEMENTS" has the meaning specified in Section
3.6.

         "COMPANY MATERIAL AGREEMENT(S)" means (a) the Company Bank Credit Agreement and any other agreement with respect to indebtedness of the Company;
(b) any agreement or contract, written or oral, between the Company and any Affiliate thereof; (c) any hedging agreement to which the Company is a party or by which any of its assets is bound; (d) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of the Company; (e) any agreement, contract, commitment or understanding, written or oral, granting any Person a right of indemnification and/or contribution by the Company; (f) any voting or other agreement relating to any security of the Company; (g) any employment, severance, retention, termination or consulting agreement between the Company and any other Person; (h) any office leases to which the Company is a party; (i) any operating bonds and letters of credit with respect to which the Company is liable or contingently liable; (j) any agreements with investment bankers or financial advisors to which the Company is a party; (k) any indemnification agreements between the Company and its employees, officers or directors; (l) any insurance policy, binder, or other agreement to which the Company is a party;
(m) any guaranties pursuant to which the Company is obligated; or (n) any agreement that would be required by Item 601 of Regulation S-B to be filed with the SEC as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

         "COMPANY MEETING" means the meeting of the shareholders of the Company called for the purpose of voting on the Company Proposal or any adjournment thereof.

         "COMPANY OPTION" means an option (issued and outstanding immediately prior to the Effective Time) to acquire shares of Company Common Stock granted pursuant to the Company's 1997 Incentive Stock Plan, as amended.

         "COMPANY PERMITS" has the meaning specified in Section 3.11.

         "COMPANY PLAN" has the meaning specified in Section 3.17(a).

         "COMPANY PREFERRED STOCK" means the preferred stock, par value $1.00 per share, of the Company.

         "COMPANY PROPOSAL" means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the shareholders of the Company in the Proxy Statement.

         "COMPANY REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of the Company.

         "COMPANY SEC DOCUMENTS" has the meaning specified in Section 3.6.

         "COMPANY STOCK EQUIVALENTS" means all rights, warrants, options (including the Company Options), convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, shares of Company Common Stock at the time of issuance or upon the passage of time or occurrence of some future event.

         "CONFIDENTIALITY AGREEMENT" means the letter agreement dated April 27, 2000, between the Company and Parent relating to the Company's furnishing of information to Parent in connection with Parent's evaluation of the possibility of the Merger.

         "DEBT COMMITMENTS" has the meaning specified in Section 4.6.

         "DEFENSIBLE TITLE" means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

         "DISCLOSURE SCHEDULE" means, as applicable, the Company Disclosure Schedule or the Parent Disclosure Schedule.

         "DISSENTING SHAREHOLDER" means a holder of Company Common Stock who has validly perfected appraisal rights under Section 1091 of the OGCA.

         "EFFECTIVE TIME" has the meaning specified in Section 2.7.

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof, at the Closing Date, or at a previous time applicable to the operations of the Company: (a) relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) relating to occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, operation or reclamation of oil and gas operations or mines, reclamation or remediation activities, or protection of environmentally sensitive areas.

         "EQUITY COMMITMENTS" has the meaning specified in Section 4.6.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" has the meaning specified in Section 2.5(a).

         "EXCHANGE FUND" has the meaning specified in Section 2.5(a).

         "FINANCING" has the meaning specified in Section 4.6.

         "FINANCING COMMITMENTS" has the meaning specified in Section 4.6.

         "FINANCING TERMINATION NOTICE" has the meaning specified in Section
5.17.

         "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

         "GOVERNMENTAL ACTION" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over the Company or the Parent Companies or any of their respective properties or assets.

         "HAZARDOUS MATERIAL" means: (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended, and any successor federal and state statutes and any regulations promulgated thereunder, and any foreign statutes and regulations modeled thereon; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

         "HYDROCARBONS" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

         "HYDROCARBON AGREEMENT" means any of the Hydrocarbon Sales Agreements and Hydrocarbon Purchase Agreements.

         "HYDROCARBON PURCHASE AGREEMENT" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which the Company is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

         "HYDROCARBON SALES AGREEMENT" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which the Company is a seller of Hydrocarbons (other than "spot" sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm's-length contract for the same term with an unaffiliated third party purchaser).

         "INDEMNIFIED PARTIES" has the meaning specified in Section 5.11(b).

         "LIEN" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

         "MATERIAL ADVERSE EFFECT" means: (a) when used with respect to the Company, a result or consequence that (i) would reasonably be expected to materially adversely affect the condition (financial or otherwise), prospects, results of operations or business of the Company or the aggregate value of its assets, (ii) would reasonably be expected to materially impair the ability of the Company to own, hold, develop and operate its assets, or (iii) would reasonably be expected to impair the Company's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and
(b) when used with respect to Parent, a result or consequence that (i) would reasonably be expected to materially adversely affect the condition (financial or otherwise), prospects, results of operations or business of the Parent Companies (taken as a whole) or the aggregate value of their assets, (ii) would reasonably be expected to materially impair the ability of the Parent Companies (taken as a whole) to own, hold, develop and operate their assets, or (iii) would reasonably be expected to impair Parent's or Merger Sub's ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby; provided, however, that if the Company's representations contained in Section 3.27 are true and correct in all respects, then "Material Adverse Effect" shall not include results or consequences from changes or trends, including changes or trends in commodity prices, generally prevalent in or affecting the oil and gas industry.

         "MATERIAL REPRESENTATIONS" means the representations and warranties contained in Sections 3.8 (the last sentence therein), 3.17(g), 3.27, 3.30, 3.33, 3.37 and 3.38 of this Agreement.

         "MERGER" has the meaning specified in the Recitals to this Agreement.

         "MERGER CONSIDERATION" means the per share cash consideration to be issued in connection with the Merger.

         "MERGER SUB" has the meaning specified in the introductory paragraph of this Agreement.

         "MERGER SUB COMMON STOCK" means the common stock, par value $.01 per share, of Merger Sub.

         "NASDAQ" means the Nasdaq Small Cap Market.

         "OGCA" means the Oklahoma General Corporation Act, as amended.

         "OIL AND GAS INTEREST(S)" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

         "OPTION SURRENDER AGREEMENT" has the meaning specified in Section
2.5(f).

         "OWNERSHIP INTERESTS" means the ownership interests of the Company in the Oil and Gas Interests of the Company, as set forth in the Company Engineering Report.

         "PARENT" has the meaning specified in the introductory paragraph of this Agreement.

         "PARENT AFFILIATE" has the meaning specified in Section 8.12.

         "PARENT COMPANIES" means Parent and Merger Sub.

         "PARENT DISCLOSURE SCHEDULE" means the Parent Disclosure Schedule attached hereto and any documents listed on such Parent Disclosure Schedule and expressly incorporated therein by reference.

         "PARENT REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the Parent Companies and any potential provider of debt or equity financing to any of the Parent Companies.

         "PARTIES" has the meaning specified in the Recitals to this Agreement.

         "PERMITTED ENCUMBRANCES" means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if the Company shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable DISCLOSURE SCHEDULE; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if the Company shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable DISCLOSURE SCHEDULE, to the extent that such are in existence as of the date hereof; (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Company; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Company; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of the Company, or interfering with the ordinary conduct of the business of the Company, or rights to any of its assets; (f) Liens arising pursuant to Section 9.319 of the Texas Business and Commerce Code and all other similar Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas,
(g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1, provided the effect thereof of any of such agreements in existence as of the date hereof on the working and net revenue interest of the Company, has been properly reflected in its Ownership Interests; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not materially adversely affect the value of any asset of the Company by an amount in excess of $100,000; (j) Liens arising under or created pursuant to the Company Bank Credit Agreement; and (k) Liens described in
Section 3.16(c) of the COMPANY DISCLOSURE SCHEDULE.

         "PERSON" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

         "PROXY STATEMENT" means a proxy statement in definitive form relating to the Company Meeting and the Company Proposal.

         "RESERVE DATA VALUE" means the 10% discounted present value (before tax) of the proved reserves contained in the Company's Oil and Gas Interests as shown on the Company Engineering Report.

         "RESPONSIBLE OFFICER" means, with respect to any corporation, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, or any Vice President or other member of executive management of such corporation.

         "RIGHTS AGREEMENT" has the meaning specified in the Recitals to this Agreement.

         "RIGHTS AGREEMENT AMENDMENT" has the meaning specified in the Recitals to this Agreement.

         "SEAL AGREEMENT" has the meaning specified in Section 5.19.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SEPARATION AGREEMENTS" has the meaning specified in the Recitals to this Agreement.

         "STOCK ACTION" has the meaning specified in Section 2.4(b)(ii).

         "STOCK VOTING AGREEMENTS" has the meaning specified in the Recitals to this Agreement.

         "STROTHER AGREEMENTS" has the meaning specified in Section 5.20.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

         "SURVIVING CORPORATION" has the meaning specified in Section 2.2.

         "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes and other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report.

         "THIRD-PARTY CONSENT" means the consent or approval of any Person other than any Governmental Authority.

         "TRANSACTION DOCUMENTS" has the meaning specified in Section 3.3.

         1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER" and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS ARTICLE," "THIS SECTION" and "THIS SUBSECTION," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "OR" is not exclusive, and the word "INCLUDING" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         As used in the representations and warranties contained in this Agreement, the phrase "TO THE KNOWLEDGE" of the representing Party shall mean that Responsible Officers of such Party, individually or collectively, either
(a) know that the matter being represented and warranted is true and accurate or
(b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.


                                    ARTICLE 2

                                   THE MERGER

         2.1 THE MERGER. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of this Agreement.

         2.2 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Oklahoma. The Merger shall have the effects specified in this Agreement and the OGCA.

         2.3 GOVERNING INSTRUMENTS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.

                (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

                (c) The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

         2.4 EFFECT ON SECURITIES.

                (a) MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall continue as one share of common stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

                (b) COMPANY SECURITIES.

                           (i) COMPANY COMMON STOCK. At the Effective Time, by
virtue of the Merger and without any action on the part of any holder thereof, each share of the Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by Dissenting Shareholders, by the Company as treasury shares or by Parent or Merger Sub) shall be converted into the right to receive $11.00 per share. Each share of the Company Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any Company Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in exchange therefor, upon the surrender of such Company Certificate. All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub shall automatically be canceled and retired and shall cease to exist as of the Effective Time and no consideration shall be delivered or deliverable in exchange therefor.

                           (ii) RECAPITALIZATION. If between the date of this
Agreement and the Effective Time, the Company shall split, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock (collectively a "STOCK ACTION"), the per share Merger Consideration shall be correspondingly adjusted to reflect such Stock Action.

                           (iii) COMPANY STOCK OPTIONS. Prior to the Effective
Time, the Company shall take such action as may be necessary for all Company Options to be exercisable in full as of immediately prior to the Effective Time. At the Effective Time, Parent will cause the Surviving Corporation to acquire each outstanding Company Option pursuant to the provisions of Section 10 of the Company's 1997 Incentive Stock Plan, as amended, such that, at the Effective Time, all Company Options held by each particular holder shall be canceled and such holder shall be entitled to receive from the Surviving Corporation, in respect of each share of Company Common Stock otherwise issuable upon exercise of each Company Option, cash (subject to all applicable withholding taxes) in an amount equal to the difference of (i) the per share Merger Consideration, and
(ii) the per share exercise price of such Company Option. From and after the Effective Time, each Company Option shall only represent the right to receive the cash payment provided in this Section 2.4(b)(iii).

                           (iv) SHARES OF DISSENTING SHAREHOLDERS. Any issued
and outstanding shares of Company Common Stock held by a Dissenting Shareholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the OGCA; provided, however, shares of Company Common Stock outstanding at the Effective Time and held by a Dissenting Shareholder who shall, after the Effective Time, withdraw his, her or its demand for appraisal or lose his, her or its right of appraisal as provided in the OGCA, shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration, in accordance with the procedures specified in this Article 2. Prior to the Effective Time, the Company shall give Parent (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the OGCA relating to appraisal rights received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCA. Prior to the Effective Time, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                           (v) OTHER. Except as provided in this Section 2.4 or
as otherwise agreed to by the Parties (A) the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall become null and void at the Effective Time, and (B) the Company shall use all reasonable best efforts to ensure that, following the Effective Time, no holder of Company Stock Equivalents or rights or any participant in any plan, program or arrangement shall have any right thereunder to acquire any equity securities of the Company, Merger Sub, Parent or any direct or indirect subsidiary thereof.

         2.5 EXCHANGE OF CERTIFICATES/OPTION AGREEMENTS/SEVERANCE AND BONUS PAYMENTS.

                  (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). At the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Company

Common Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, cash in the aggregate amount necessary to promptly make all cash payments due under Section 2.4 in exchange for outstanding shares of Company Common Stock. The cash delivered to the Exchange Agent pursuant to this Section
2.5 and comprising the Merger Consideration shall be hereinafter referred to as the "EXCHANGE FUND." The Exchange Fund shall not be used for any other purpose; provided, the Exchange Agent shall invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

                (b) LETTERS OF TRANSMITTAL. As soon as practicable after the Effective Time, but in no event more than three business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Company Certificates (i) a customary form of letter of transmittal, reasonably acceptable to the Company, specifying that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and (ii) instructions for use in surrendering such Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to promptly receive in exchange therefor payment by check of an amount equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by the surrendered Company Certificate, after giving effect to any required tax withholding, and the Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5(b), each Company Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. In no event shall the holder of any such surrendered Company Certificate be entitled to receive interest on any cash to be received in the Merger.

                (c) LOST CERTIFICATE. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will promptly issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration.

                (d) NO TRANSFER. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time.

                (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former shareholders of the Company for a period of one year following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former shareholders of the Company who have not theretofore complied with the provisions of this Section 2.5 shall look only to Parent for payment of their claim for Merger Consideration (all without interest).

                (f) OPTION SURRENDER AGREEMENTS. Within 20 days after the date of this Agreement, the Company shall distribute an option surrender agreement (an "OPTION SURRENDER AGREEMENT"), in the form delivered to the Company immediately prior to execution of this Agreement, to each holder of a Company Option. After the Effective Time, Parent shall cause the Surviving Corporation to pay the amount of cash due to each holder of a Company Option under Section 2.4(b)(iii), with such payment being made (i) on the Closing Date as to each particular holder of Company Options who has delivered to the Company an executed Option Surrender Agreement at least five business days prior to the Closing Date or (ii) if clause (i) above is not applicable, within three business days after the date that each particular holder of Company Options has delivered to the Company an executed Option Surrender Agreement.

                (g) SEVERANCE AND BONUS PAYMENTS. At the Effective Time, Parent shall pay (subject to all applicable withholding taxes and in accordance with and to the extent then due and payable under the terms of the Separation Agreements and the Company's Amended and Restated Change in Control Severance Pay Plan, as such may be applicable) all severance, bonus and other amounts set forth in Section 3.17(g) of the COMPANY DISCLOSURE SCHEDULE.

                (h) NO LIABILITY. None of Parent, the Surviving Corporation, the Exchange Agent, or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Options for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat, or similar law. Any amounts remaining unclaimed by former holders of shares of Company Common Stock or Company Options after a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns, or personal representative previously entitled thereto.

         2.6 CLOSING. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, at 10:00 a.m., local time, on the first business day after the conditions set forth in Article 6 have been satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree; provided, however, that the Closing shall occur no earlier than December 1, 2000; provided further, however, that if the Company breaches its representation in Section 3.27 hereof, then the Closing shall occur on the first business day after the conditions set forth in Article 6 have been satisfied or waived.

         2.7 EFFECTIVE TIME OF THE MERGER . The Merger shall become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Oklahoma or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME"). The Certificate of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an Effective Time that occurs on the Closing Date immediately after the Closing.

         2.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub, and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Merger Sub and the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub as follows (such representations and warranties being deemed to be made on a continuous basis until the Effective Time):

         3.1 ORGANIZATION. The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Accurate and complete copies of the certificate or articles of incorporation, bylaws, minute books and/or other organizational documents of the Company have heretofore been delivered, or in the case of minute books, been made available, to Parent. The Company has no Subsidiaries.

         3.2 OTHER EQUITY INTERESTS. The Company does not own any equity interest in any general or limited partnership, corporation, limited liability company or other entity other than as set forth in Section 3.2 of the COMPANY DISCLOSURE SCHEDULE (other than joint venture, joint operating, other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Company). The Company has terminated and dissolved H-S Royalty, Ltd., of which it served as general partner, in accordance with the terms of the partnership agreement of H-S Royalty, Ltd. and applicable law.

         3.3 AUTHORITY AND ENFORCEABILITY. The Company has the requisite corporate power and authority to enter into and deliver this Agreement and the other agreements and documents entered into by the Company in connection with this Agreement, including without limitation the Stock Voting Agreements, the Separation Agreements and the Rights Agreement Amendment (collectively with this Agreement, the "TRANSACTION DOCUMENTS") and (with respect to consummation of the transactions included in the Company Proposal, subject to the valid approval of the Company Proposal by the shareholders of the Company) to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and (with respect to consummation of the transactions included in the Company Proposal, subject to the valid approval of the Company Proposal by the shareholders of the Company) the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of the Transaction Documents or (with respect to consummation of the transactions included in the Company Proposal, subject to the valid approval of the Company Proposal by the shareholders of Company) to consummate the transactions contemplated hereby and thereby. The Transaction Documents have been duly and validly executed and delivered by the Company and (with respect to consummation of the transactions included in the Company Proposal, subject to the valid approval of the Company Proposal by the shareholders of Company, and assuming that the Transaction Documents constitute valid and binding obligations of Parent, Merger Sub and the other Persons party to the Transaction Documents (other than the Company)) constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms.

         3.4 NO VIOLATIONS. The execution and delivery of each Transaction Document does not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with the provisions hereof or thereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Company under, any provision of: (a) the certificate of incorporation, bylaws or any other organizational documents of the Company; (b) any Company Material Agreement including any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to the Company; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the provisions of Article Eleven of the Company's Restated and Amended Certificate of Incorporation nor Sections 1145 through 1155 of the OGCA are applicable to the transactions contemplated by the Transaction Documents.

         3.5 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the provisions of the OGCA; (c) the filing with the SEC of the Proxy Statement (in preliminary and definitive form) and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be so required; (d) such filings as may be required by NASDAQ; and (e) such filings and approvals as may be required by any applicable state takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to the Company in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company and (y) the valid approval of the Company Proposal by the shareholders of the Company.

         3.6 SEC DOCUMENTS. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement, and definitive proxy statement filed by the Company with the SEC since December 31, 1996 and prior to or on the date of this Agreement (the "COMPANY SEC DOCUMENTS"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC between December 31, 1996 and the date of this Agreement. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company for the periods presented therein. Section 3.6 of the COMPANY DISCLOSURE SCHEDULE describes all agreements, arrangements, or understandings between the Company and any party who is (any time after December 31, 1996) an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

         3.7 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of the Company consists of 12,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock.

                  (b) As of the date hereof, (i) there are issued and outstanding 4,353,827 shares of Company Common Stock and (ii) 243,536 shares of Company Common Stock are held by the Company as treasury stock. As of the date hereof, 371,736 shares of Company Common Stock are issuable upon exercise of outstanding Company Options (whether or not currently exercisable). As of the date hereof, there are no shares of Company Preferred Stock issued and outstanding. As of the date hereof, 4,353,827 rights are issued and outstanding under the Rights Agreement.

                  (c) Except as set forth in Section 3.7(b), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, and (iii) no Company Stock Equivalents or other options issued or outstanding or any other subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                  (d) Other than the Stock Voting Agreements, there are not any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company, or the casting of votes by the shareholders of the Company with respect to the Merger. Other than the Stock Voting Agreements, there are no agreements or understandings to which the Company is a party or by which it is bound relating to registration rights or transfer of securities of the Company. The exercise price or conversion price of each of the outstanding Company Options, the holder thereof and when each Company Option became or will become exercisable is set forth in Section 3.7(b) of the COMPANY DISCLOSURE SCHEDULE.

         3.8 NO UNDISCLOSED LIABILITIES. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would, individually or in the aggregate, have a Material Adverse Effect on the Company, other than (a) liabilities adequately provided for in the Company Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to December 31, 1999, (c) liabilities under this Agreement, and (d) liabilities set forth in Section 3.8 of the COMPANY DISCLOSURE SCHEDULE. As of the date hereof, the Company has no indebtedness for borrowed money.

         3.9 INDEMNIFICATION. Except as set forth in Section 3.9 of the COMPANY DISCLOSURE SCHEDULE, the Company does not have any presently effective indemnification obligation (whether or not a claim has been asserted thereunder) to any Person other than its present or former directors, officers, employees or agents as provided in the organizational documents of the Company, as permitted by the OGCA, and pursuant to indemnification agreements with any of the Company's employees, officers and directors.

         3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise set forth in Section 3.10 of the COMPANY DISCLOSURE SCHEDULE or as specifically contemplated by the Transaction Documents, since December 31, 1999, the Company has not done any of the following:

                  (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

                  (b) Paid, declared or set aside any dividends or distributions (whether payable in cash, property or securities), purchased, cancelled, redeemed, acquired or retired any indebtedness, stock or other securities from its shareholders or other securityholders, made any loans, advances or capital contributions or guaranteed any loans or advances to, or investments in, any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

                  (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

                  (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

                  (e) Amended its certificate or articles of incorporation, bylaws or other organizational documents;

                  (f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Company Material Agreement;

                  (g) Sold, leased, transferred, assigned, farmed out or otherwise disposed of or mortgaged, pledged or otherwise encumbered (i) any Oil and Gas Interests of the Company that, individually or in the aggregate, were assigned a value in the Reserve Data Value of $25,000 or more, (ii) any mineral interests or undeveloped leasehold interests or any other Oil and Gas Interests not reflected in the Company Engineering Report, or (iii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $25,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 3.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business and the execution of oil and gas leases with respect to mineral interests in the ordinary course of business;

                  (h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $10,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

                  (i) Paid, loaned or advanced (other than the payment, advancement or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates;

                  (j) Made any material change in any of the accounting principles followed by it or the method of applying such principles;

                  (k) Entered into any material transaction (other than the Transaction Documents) except in the ordinary course of business and consistent with past practices;

                  (l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, severance, compensation or any other benefit plan or arrangement or granted or entered into any agreement providing for any severance, termination or retention plan or agreement or any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of the Company;

                  (m) Issued any note or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000 in the aggregate (other than pursuant to the Company Bank Credit Agreement);

                  (n) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);

                  (o) Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $100,000;

                  (p) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest;

                  (q) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

                  (r) Made or pledged to make any charitable or other capital contribution;

                  (s) Made or committed to make any single (or series of related) capital expenditure in excess of $100,000;

                  (t) Made any change in any material Tax election or the manner Taxes are reported;

                  (u) Entered into any swap, hedging or similar arrangement which remains open;

                  (v) Accelerated the vesting period of any outstanding option or warrant;

                  (w) Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving the Company (except in the ordinary course of business);

                  (x) Agreed, whether in writing or otherwise, to do any of the foregoing;

                  (y) Suffered any material damage, destruction, or loss, whether or not covered by insurance, affecting its assets or prospects;

                  (z) Suffered any material labor trouble or any material controversies with any of its employees or collective bargaining association representing any of its employees;

                  (aa) Taken any of the actions referred to in Sections 5.1(a)(ii), 5.1(b)(ix), 5.1(c)(v) and 5.1(e) except as would have been permitted or required thereby had such Sections been applicable at the time of such action; or

                  (bb) Suffered any Material Adverse Effect.

         3.11 COMPLIANCE WITH LAWS, MATERIAL AGREEMENTS AND PERMITS. The Company is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under (a) its certificate or articles of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Company Material Agreement, except (in the case of clause
(b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("COMPANY PERMITS"), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company Permits will be adversely affected by the consummation of the transactions contemplated under any of the Transaction Documents or requires any filing or consent in connection therewith. The Company is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Agreement is in material breach of the terms, provisions or conditions of such Company Material Agreement.

         3.12 GOVERNMENTAL REGULATION. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

         3.13 LITIGATION. Except as set forth in Section 3.13 of the COMPANY DISCLOSURE SCHEDULE: (a) no litigation, arbitration, investigation or other proceeding of any Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or its assets which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company; (b) the Company is not subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling (other than routine oil and gas field regulatory orders); and (c) the Company is not subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former employee of the Company or applicant for employment with the Company, labor union or other employee representative, or any Governmental Authority relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Governmental Authority has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company which has any present material effect (or could have any future material effect) on the Company or the employment and labor practices and policies of the Company. There is no litigation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby. Section 3.13 of the COMPANY DISCLOSURE SCHEDULE contains an accurate and complete list of all suits, actions and proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company as of the date hereof.

         3.14 NO RESTRICTIONS. Except as set forth in Section 3.14 of the COMPANY DISCLOSURE SCHEDULE, the Company is not a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital; (b) any financial arrangement with respect to or creating any indebtedness to any Person; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Company Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); (e) any management, service, consulting, or other contract of a similar nature that cannot be terminated by the Company, upon written notice of 30 days or less and without penalty or other obligation; or (f) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

         3.15 AUDITS AND SETTLEMENTS. Except as set forth in Section 3.15 of the COMPANY DISCLOSURE SCHEDULE, the Company is not a party or subject to any (a) unresolved or incomplete Tax audit or settlement or (b) other audit conducted by any other Person pursuant to a contractual or legal right.

         3.16 TAXES.

                  (a) The Company and any affiliated, combined or unitary group of which the Company is or was a member has: (i) timely filed all Tax Returns required to be filed by it with respect to any Taxes, which Tax Returns are true, correct and complete in all material respects; (ii) timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established) for which the Company may be liable; (iii) complied with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes; and (iv) timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (b) Except as set forth in Section 3.16(b) of the COMPANY DISCLOSURE SCHEDULE: (i) no audits or other administrative or court proceedings are presently pending or, to the knowledge of the Company, threatened, with regard to any federal, state or local Taxes for which the Company would be liable; and (ii) there are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which the Company would be liable.

                  (c) Except as set forth in Section 3.16(c) of the COMPANY DISCLOSURE SCHEDULE: (i) there are no Liens on any of the assets of the Company for unpaid Taxes, other than inchoate Liens for Taxes not yet due and payable;
(ii) the Company has no liability under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group; (iii) the Company has never been included in an affiliated group of corporations within the meaning of Section 1504 of the Code; and (iv) the Company neither is nor has been a party to any Tax sharing or allocation agreement between related corporations.

                  (d) The total amounts reflected as liabilities for current and deferred Taxes in the Company Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods ending on the dates thereof.

                  (e) The Company has made available to Parent complete copies of all Tax Returns filed by the Company with respect to any Taxes and all Tax audit reports, work papers, statements of deficiencies, and closing or other agreements with respect thereto with respect to Tax years 1997, 1998 and 1999.

                  (f) Except as set forth in Section 3.16(f) of the COMPANY DISCLOSURE SCHEDULE: (i) the Company is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) the Company has not entered into any compensatory agreement which under certain circumstances could result in a limited deductible expense or a nondeductible expense pursuant to Section 280G or Section 162(m) of the Code; (iii) no election has been made under Section 338 of the Code and no events have occurred which would result in a deemed election under Section 338 of the Code with respect to the Company; (iv) no election has been made under
Section 341(f) of the Code with respect to the Company; (v) the Company has not participated in any international boycott as defined in Code Section 999; (vi) there are no outstanding balances of deferred gain or loss accounts with respect to the Company under Treas. Reg. Section Section 1.1502-13 or 1.1502-13T; (vii) the Company has not made nor will it make any election under Treas. Reg. Section 1.502-20(g)(1) with respect to the reattribution of net operating losses; (viii) the Company is not subject to any arrangement treated as a partnership subject to the provisions of subchapter K of the Code; and (ix) the Company has never conducted branch operations in any foreign country within the meaning of Treas. Reg. Section 1.367(a)-6T.

                  (g) The books and records of the Company contain accurate and complete information with respect to: (i) all material Tax elections in effect with respect to the Company; (ii) the current Tax basis of the assets of the Company; (iii) any excess loss accounts of the Company; (iv) the current and accumulated earnings and profits of the Company; (v) the net operating losses and net capital losses of the Company, the years that such net operating and net capital losses expire, and any restrictions to which such net operating and net capital losses are subject under any provision of the Code or consolidated return regulations; (vi) Tax credit carryovers of the Company; and (vii) any overall foreign losses to the Company under Section 904(f) of the Code.

                  (h) No shareholder of the Company that is a foreign corporation or a nonresident alien individual has owned as much as five percent of the outstanding stock of the Company at any time during the five-year period ending on the date hereof.

         3.17 EMPLOYEE BENEFIT PLANS.

                  (a) Section 3.17(a) of the COMPANY DISCLOSURE SCHEDULE sets forth a complete and accurate list of each of the following (whether oral or in writing) which is or has been sponsored, maintained or contributed to since January 1, 1994, by the Company or any trade or business, whether or not incorporated (a "COMPANY ERISA AFFILIATE"), that together with the Company would be considered affiliated with the Company or any Company ERISA Affiliate under
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of the Company: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "COMPANY PLAN"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement, severance agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.17(a)(i) (each, a "COMPANY BENEFIT PROGRAM OR AGREEMENT") (such Company Plans and Company Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "COMPANY EMPLOYEE BENEFIT PLANS").

                  (b) True, correct and complete copies of each of the Company Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Parent. There has also been furnished or made available to Parent, with respect to each Company Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all Company Benefit Programs or Agreements have also been furnished or made available to Parent.

                  (c) Except as otherwise set forth in Section 3.17(c) of the COMPANY DISCLOSURE SCHEDULE: (i) neither the Company nor any Company ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time since January 1, 1994, contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of the Company and the Company ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Company Employee Benefit Plans, and, to the knowledge of the Company, there have been no defaults or violations by any other party to the Company Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Company Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Company Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Company Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the IRS regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Company Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Company Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Company Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on the Company or any Company ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of the Company, there is no matter pending with respect to any of the Company Plans before the IRS, the Department of Labor or the PBGC; (xi) each of the Company Employee Benefit

Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation;
(xiii) the Company and the Company ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Company Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage and severance benefits under the Company's Amended and Restated Change in Control Severance Pay Plan); and (xiv) neither the Company nor any of the Company ERISA Affiliates or any present or former director, officer, employee or other agent of the Company or any of the Company ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by the Company, any of the Company ERISA Affiliates which will be binding upon or enforceable against Parent or the Surviving Corporation after the Effective Time.

                  (d) Except as otherwise set forth in Section 3.17(d) of the COMPANY DISCLOSURE SCHEDULE, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

                  (e) Except as set forth in Section 3.17(e) of the COMPANY DISCLOSURE SCHEDULE: (i) with respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances that would, individually or in the aggregate, have a Material Adverse Effect on the Company, and (ii) with respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company, which obligations would, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (f) Except as set forth in Section 3.17(f) of the COMPANY DISCLOSURE SCHEDULE, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of the Company.

                  (g) Except as set forth in Section 3.17(g) of the COMPANY DISCLOSURE SCHEDULE, there will be no payments due to any employee of the Company (i) by virtue of the termination of such employment relationship without cause immediately after the Effective Time or (ii) that become due as a result of the occurrence of the Effective Time, whether severance, bonus, accrued vacation or tax indemnification obligations, excluding accrued salary through the date of such termination. Section 3.17(g) of the COMPANY DISCLOSURE SCHEDULE sets forth the name of each employee of the Company to whom such payments may become due and separately sets forth for each employee the amounts of severance, bonus, accrued vacation, tax indemnification obligation and any other similar payments that may become due to each such employee.

                  (h) Except as set forth in Section 3.17(h) of the COMPANY DISCLOSURE SCHEDULE, no employee of the Company or any other Person owns, or has any right granted by the Company to acquire, any interest in any of the assets or business of the Company.

         3.18 COMPANY MATERIAL AGREEMENTS. Except as set forth in Section 3.18 of the COMPANY DISCLOSURE SCHEDULE, there are no Company Material Agreements.

         3.19 LABOR AND EMPLOYMENT MATTERS.

                  (a) No employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has, at any time, made a demand for recognition or certification as the exclusive bargaining representative of any of the employees of the Company, and there are no representation or certification proceedings or petitions seeking such representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving employees of the Company.

                  (b) The Company is in material compliance with all laws, rules, regulations and orders relating to labor and employment, including without limitation all such laws, rules, regulations and orders relating to wages and other compensation, employee benefits, hours of work, collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers' compensation, plant closing and mass layoff, unemployment, disability, whistleblowing, and the collection and payment of income Tax withholding, Social Security Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (c) The Company does not have, and has not had since December 31, 1999, any charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating labor or employment practices, pending or, to the Company's knowledge, threatened against the Company.

         3.20 ACCOUNTS RECEIVABLE. Except as set forth in Section 3.20 of the COMPANY DISCLOSURE SCHEDULE: (a) all of the accounts, notes and loans receivable that have been recorded on the books of the Company are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts, notes and loans receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of $10,000); (b) except for Permitted Encumbrances, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offset or claim of offset; and (c) none of the obligors on such accounts, notes or loans receivable has given notice to the Company that it will or may refuse to pay the full amount or any portion thereof.

         3.21 INSURANCE. Set forth in Section 3.21(i) of the COMPANY DISCLOSURE
SCHEDULE is an accurate listing of the Company's insurance schedule of directors' and officers' liability insurance, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including any products liability and completed operations coverage, and workers compensation, in effect as of the date hereof. The Company maintains insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and owning properties in the same general area in which the Company conducts its business. The Company may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and the Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in Section 3.21(ii) of the COMPANY DISCLOSURE SCHEDULE: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim against or relating to the Company that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to the Company.

         3.22 INTANGIBLE PROPERTY. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of the Company, or for the ownership and operation, or continued ownership and operation, of any of its assets, for which the Company does not hold valid and continuing authority in connection with the use thereof.

         3.23 TITLE TO ASSETS. The Company has Defensible Title to all of its Oil and Gas Interests. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles the Company to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Company is not greater than the undivided interest set forth in (or derived from) the Ownership Interests. Except for Permitted Encumbrances, the Company has good, marketable, and defensible title to its assets (other than the Oil and Gas Interests of the Company). All leases pursuant to which the Company leases any assets are in full force and effect, and the Company has not received any notice of default under any such lease.

         3.24 COMPANY ENGINEERING REPORT. All information supplied to Parent by or on behalf of the Company that was material to Parent's evaluation of the Company's Oil and Gas Interests in connection with the preparation of the Company Engineering Report was (at the time supplied or as modified or amended prior to the issuance of the Company Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1999 and except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no material adverse change with respect to the matters addressed in the Company Engineering Report.

         3.25 OIL AND GAS OPERATIONS. Except as set forth in Section 3.25 of the COMPANY DISCLOSURE SCHEDULE, to the knowledge of the Company, as to wells not operated by the Company, and without qualification as to knowledge, as to wells operated by the Company:

                  (a) Except as reflected in Section 3.25 of the COMPANY DISCLOSURE SCHEDULE, as of the respective dates reflected thereon, (i) none of the wells included in the Oil and Gas Interests of the Company has been overproduced such that it is subject or liable to being shut-in or to any overproduction penalty, (ii) the Company has not received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from the Company, and (iii) the Company has not received any payment for production which is subject to refund or recoupment out of future production;

                  (b) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of the Company that could reasonably be expected to have a Material Adverse Effect on the Company;

                  (c) All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company;

                  (d) The Company has neither agreed to nor is it now obligated to abandon any well operated by it and included in the Oil and Gas Interests of the Company that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and good oil and gas industry practices;

                  (e) Proceeds from the sale of Hydrocarbons produced from and attributable to the Company's Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $20,000 and held in suspense in the ordinary course of business);

                  (f) No Person has any call on, option to purchase, or similar rights with respect to the Company's Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, the Company will have the right to market production from the Company's Oil and Gas Interests on terms no less favorable than the terms upon which such company is currently marketing such production; and

                  (g) All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Company's Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which the Company has a valid right to suspend.

         3.26 HYDROCARBON SALES AND PURCHASE AGREEMENTS. Except as otherwise disclosed in Section 3.26 of the COMPANY DISCLOSURE SCHEDULE:

                  (a) None of the Hydrocarbon Sales Agreements of the Company or Hydrocarbon Purchase Agreements of the Company has required since December 31, 1999, or will require as of or after the Closing Date, the Company (i) to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract for a term of one month with an unaffiliated third-party purchaser or (ii) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract for a term of one month with an unaffiliated third-party seller;

                  (b) Each of the Hydrocarbon Agreements of the Company is valid, binding, and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement of the Company, and to the knowledge of the Company, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of the Company;

                  (c) There have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of the Company, and the Company has not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of the Company;

                  (d) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of the Company have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

                  (e) No purchaser under any Hydrocarbon Sales Agreement of the Company has notified the Company (or, to the knowledge of the Company, the operator of any property) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of the Company or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;

                  (f) The Company is not obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment arrangement, a "take-or-pay" or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Oil and Gas Interest of the Company at some future time without then or thereafter receiving payment therefor;

                  (g) Section 3.26(g) of the COMPANY DISCLOSURE SCHEDULE contains a true and correct calculation of the Company's gas balancing positions as of the dates shown therein.

                  (h) The Hydrocarbon Agreements of the Company are of the type generally found in the oil and gas industry, do not, individually or in the aggregate, contain unusual or unduly burdensome provisions that would, individually or in the aggregate, have a Material Adverse Effect on the Company, and are in form and substance considered normal within the oil and gas industry.

         3.27 FINANCIAL AND COMMODITY HEDGING. Other than the hedging program set forth in Exhibit E, the Company has no currently outstanding Hydrocarbon or financial hedging positions (including fixed price controls, collars, swaps, caps, hedges or puts). Prior to the date hereof, the Company instituted the hedging program set forth in Exhibit E and such hedging program is in effect in accordance with its terms.

         3.28 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.28 of the COMPANY DISCLOSURE SCHEDULE:

                  (a) The Company has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

                  (b) The Company has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Company is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

                  (c) Neither the Company nor, to the Company's knowledge, any other Person has filed any notice under any federal, state or local law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or
(ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company or any property formerly owned, leased or operated by the Company;

                  (d) The Company has no material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by the Company, or (ii) the storage or disposal of any Hazardous Material;

                  (e) The Company has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company;

                  (f) No property now or previously owned, leased or operated by the Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

                  (g) All underground storage tanks and solid waste storage, treatment and/or disposal facilities owned or operated by the Company are used and operated in material compliance with Environmental Laws;

                  (h) The Company is not transporting, has not transported, is not arranging or has not arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (i) The Company has obtained all material permits, licenses, approvals and other authorizations that are required with respect to the operation of the Company's properties and assets under the Environmental Laws and are in material compliance with all terms and conditions of such required permits, licenses, approvals and authorizations;

                  (j) There are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, leased or operated by the Company that require removal, decontamination or abatement pursuant to Environmental Laws;

                  (k) There are no past or present events, conditions, circumstances, activities, practices, incidents or actions that could reasonably be expected to interfere with or prevent material compliance by the Company with any Environmental Law, or that could reasonably be expected to give rise to any material liability under the Environmental Laws;

                  (l) No Lien has been recorded against any property, facility or assets currently owned by the Company under any Environmental Law; and

                  (m) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any permits, licenses or approvals held by the Company under any Environmental Law, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental law.

         3.29 BOOKS AND RECORDS. All books, records and files of the Company (including those pertaining to the Company's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Company of its assets. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (x) transactions are accurately and promptly recorded; (y) transactions are executed in accordance with management's specific or general authorization; and (z) access to its books, records and assets is permitted only in accordance with management's general or specific authorization.

         3.30 BROKERS. Except as disclosed in Section 3.30 of the COMPANY DISCLOSURE SCHEDULE, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of the Company and for which the Surviving Corporation or the Company will have any obligation or liability.

         3.31 POWERS OF ATTORNEY; AUTHORIZED SIGNATORIES. Section 3.31 of the COMPANY DISCLOSURE SCHEDULE lists: (a) the names and addresses of all Persons holding powers of attorney on behalf of the Company; (b) the names of all banks and other financial institutions in which the Company currently has one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all persons authorized to draw on such accounts or to have access to such safe deposit boxes.

         3.32 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

         3.33 FAIRNESS OPINION. The Company has received the written opinion of Stephens Inc. to the effect that the Merger is fair to the Company and its shareholders from a financial point of view, and as of the date of this Agreement such opinion has not been withdrawn, revoked or modified. In connection with this Agreement and any of the other Transaction Documents and the transactions contemplated herein and therein, the entire amount of fees due and payable to Stephens Inc. shall not exceed $826,000, and the entire amount of reimbursable expenses due and payable to Stephens Inc. shall not exceed $1,500.

         3.34 DISCLOSURE AND INVESTIGATION. No representation or warranty of the Company set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

         3.35 REAL PROPERTY. Section 3.35 of the COMPANY DISCLOSURE SCHEDULE (i) sets forth a complete and accurate list of all real property, other than Oil and Gas Interests, that is owned or leased by the Company and (ii) indicates whether such real property contains structures, improvements or fixtures thereon.

         3.36 EXPIRING ACREAGE. Section 3.36 of the COMPANY DISCLOSURE SCHEDULE sets forth a complete and accurate list of all leasehold acreage of the Company that under the terms thereof would expire before March 31, 2001, without action by the Company.

         3.37 OTHER FEES. In connection with this Agreement and any of the other Transaction Documents and the transactions contemplated herein and therein, the entire amount of fees and reimbursable expenses due and payable by the Company to its (a) legal counsel shall not exceed $250,000 and (b) independent accountants shall not exceed $10,000, except, in the case of the independent accountants, as set forth in that certain letter agreement dated September 25, 2000, between such independent accountants and the Company.

         3.38 KEY EMPLOYEE INCENTIVE BONUS PLAN. The Company's Key Employee Incentive Bonus Plan has been suspended and all amounts that are due and payable or that may become due and payable thereunder have been paid.


                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows (such representations and warranties being deemed to be made on a continuous basis until the Effective Time):

         4.1 ORGANIZATION. Each of the Parent Companies: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Accurate and complete copies of the certificate or articles of incorporation, bylaws, minute books and/or other organizational documents of each of the Parent Companies have heretofore been delivered to the Company.

         4.2 AUTHORITY AND ENFORCEABILITY. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval by the board of directors of Parent and the board of directors and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of the Transaction Documents or to consummate the transactions contemplated hereby and thereby. The Transaction Documents have been duly and validly executed and delivered by Parent and Merger Sub and constitute valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms.

         4.3 NO VIOLATIONS. The execution and delivery of each of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance by Parent and Merger Sub with the provisions hereof and thereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any provision of
(a) the certificate of incorporation, bylaws or any other organizational documents of any of the Parent Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Parent or Merger Sub, or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Parent Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

         4.4 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any Parent Company in connection with the execution and delivery of the Transaction Documents by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the provisions of the OGCA; (c) the filing with the SEC of the Proxy Statement (in preliminary and definitive form) and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be so required; (d) filings with the NASDAQ; and (e) such filings and approvals as may be required by any applicable state takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to any of the Parent Companies in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent and (y) the valid approval of the Company Proposal by the shareholders of the Company.

         4.5 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

         4.6 FINANCING. Parent has delivered to the Company a true and complete copy of (i) a letter of commitment obtained by Parent from Fleet National Bank and First Union National Bank to provide debt financing for the transactions contemplated hereby (collectively, the "DEBT COMMITMENTS") and (ii) a subscription agreement from each of Natural Gas Partners V, L.P., C. Randall Hill, R. Cory Richards and David C. Myers to provide certain equity financing (collectively, the "EQUITY COMMITMENTS" and, together with the Debt Commitments, the "FINANCING COMMITMENTS"). Executed copies of the Financing Commitments are included as Section 4.6 of the

PARENT DISCLOSURE SCHEDULE. Assuming that the financing contemplated by the Financing Commitments is consummated in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder will provide sufficient funds to pay the Merger Consideration, all other amounts due under Section 2.5 of this Agreement and all related fees and expenses (the "FINANCING"). As of the date of this Agreement, Parent is not aware of any facts or circumstances that create a reasonable basis for Parent to believe that Parent will not be able to obtain the Financing in accordance with the terms of the Financing Commitments.

         4.7 BROKERS. Except as disclosed in Section 4.7 of the PARENT DISCLOSURE SCHEDULE, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Merger Sub and for which Parent, Merger Sub or the Company will have any obligation or liability.

         4.8 DISCLOSURE AND INVESTIGATION. No representation or warranty of Parent or Merger Sub set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.


                                    ARTICLE 5

                                    COVENANTS

         5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING CLOSING. The Company covenants and agrees with Parent that, from the date of this Agreement until the Effective Time, the Company will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, the Company covenants and agrees with Parent that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of Parent:

                  (a) The Company will not: (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock (including shares of capital stock held as treasury shares), any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Company Common Stock issued pursuant to the exercise of any Company Option outstanding on the date of this Agreement); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or
(viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (b) The Company will not: (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer, farm out or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of the Company that were assigned a Reserve Data Value in excess of $25,000 in the aggregate, (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business pursuant to existing arrangements and contracts or to encumbrances under the Company Bank Credit Agreement); (iii) acquire any Oil and Gas Interests or any other assets that have a value at the time of such acquisition in excess of $25,000 in the aggregate (except that other assets with an aggregate purchase price of no more than $25,000 may be acquired that are incidental to the business of the Company and acquired in the ordinary course of the business of the Company consistent with past practices); (iv) enter into any hedging or derivative contracts (financial, commodity or otherwise) other than the hedging program set forth in Exhibit E; (v) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person; (vi) make any loans, advances or capital contributions to, or investments in, any Person; (vii) enter into any agreement (including the proposal for or approval of any authority for expenditure) or series of related agreements or authorities for expenditure that would cause the Company to spend more than $5,000 or any other agreement not terminable by the Company upon notice of 30 days or less and without penalty or other obligation; (viii) agree with any Person to limit or otherwise restrict in any manner the ability of the Company to compete or otherwise conduct its business, or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (c) The Company will not: (i) incur any indebtedness for borrowed money; (ii) incur any cost or expense for leasehold or geophysical items including acquisition, processing, reprocessing or interpretation; (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business consistent with past practices); (iv) make a capital expenditure or series of related capital expenditures in excess of $5,000 except in connection with those authorities for expenditures set forth in Section 5.1(c) of the COMPANY DISCLOSURE SCHEDULE (provided, however, that nothing herein shall prohibit the Company from paying or prepaying any indebtedness under the Company Bank Credit Agreement); (v) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (d) The Company will operate, maintain and otherwise deal with the Oil and Gas Interests of the Company in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations.

                  (e) The Company will not resign, transfer or otherwise voluntarily relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of the Company.

                  (f) The Company will not: (i) enter into, or otherwise become liable or obligated under or pursuant to, (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, (3) any consulting, employment, severance, bonus, termination or similar agreement with any Person, or (4) any amendment or extension of any such plan, arrangement or agreement; (ii) except for payments made pursuant to any existing Company Employee Benefit Plan or any other plan, agreement or arrangement described in Section 3.17(a) of the COMPANY DISCLOSURE SCHEDULE, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits to, or forgive any indebtedness of, any employee or consultant of the Company; (iii) enter into or amend any Company Material Agreements or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (g) The Company will not create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

                  (h) The Company will: (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 3.21; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all claims and expenses (including claims and expenses for labor, services, materials and supplies) when they become due and payable in accordance with their terms; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of its business, and comply with and enforce the provisions of all Company Material Agreements, including paying when due all indebtedness, payables, rentals, royalties, expenses and other liabilities relating to its business or assets.

                  (i) The Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its performance under this Agreement.

                  (j) The Company will not engage in any practice, take any action or permit by inaction any of the representations and warranties contained in Article 3 to become untrue.

                  (k) The Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees (provided, however, that the Company will not hire any additional employees) and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

                  (l) The Company will not engage in any line of business in which it is not engaged as of the date hereof.

                  (m) The Company will not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any assets, unless otherwise permitted hereby, or the rendering of any service) with any Affiliate of the Company, other than pursuant to the Company Employee Benefit Plans in effect as of the date hereof and business expense advancements or reimbursements in the ordinary course of business.

                  (n) Other than the Stock Voting Agreements, the Company will not enter into, or otherwise be a party to, any agreement or understanding relating to the voting, registration or transfer of any shares of its capital stock or other securities.

         5.2 ACCESS TO ASSETS, PERSONNEL AND INFORMATION.

                  (a) From the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Company;
(ii) provide to Parent all information which pertains to matters requiring Parent's approval under Section 5.1 and cooperate with Parent to institute procedures and practices to facilitate the joint approval by Parent and the Company of such matters; (iii) upon request, furnish promptly to Parent (at Parent's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning the Company (or any of its assets) that is within the possession or control of the Company; and (iv) consent to its independent auditors to make available their work papers to Parent and the Parent Representatives as permitted by the applicable AICPA Professional Standards.

                  (b) Parent and the Parent Representatives shall, at Parent's sole risk and expense, have the right to make an environmental and physical assessment of the assets of the Company and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon, conduct soil and water tests and borings and generally conduct such tests, examinations, investigations and studies as Parent deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. The Company shall be provided not less than 24 hours' prior notice of such activities, and the Company Representatives shall have the right to witness all such tests and investigations. Parent shall (and shall cause the Parent Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Parent Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure. Parent shall indemnify, defend and hold the

Company and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Parent and the Parent Representatives on the assets of the Company in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of the Company or any Company Representative.

                  (c) From the date hereof until the Effective Time, the Company will fully and accurately disclose to Parent and the Parent Representatives all information that is (i) reasonably requested by Parent or any of the Parent Representatives, (ii) known to the Company, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of the Company or financing of the Merger by Parent.

                  (d) From the date hereof until the Effective Time, the Company shall: (i) furnish to Parent, promptly upon receipt or filing (as the case may be), a copy of each communication between the Company and the SEC after the date hereof relating to the Merger or the Proxy Statement and each report, schedule, proxy statement or other document filed by the Company with the SEC after the date hereof relating to the Merger or the Proxy Statement; and (ii) promptly advise Parent of the substance of any oral communications with the SEC relating to the Merger or the Proxy Statement.

                  (e) The Company will (and will cause the Company Representatives to) fully cooperate in all reasonable respects with Parent and the Parent Representatives in connection with Parent's examinations, evaluations and investigations described in this Section 5.2.

                  (f) Parent will not (and will cause Merger Sub and the Parent Representatives not to) use any information obtained pursuant to this Section
5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                  (g) Notwithstanding anything in this Section 5.2 to the contrary, the Company shall not be obligated under the terms of this Section 5.2 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of the Company but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and the Company, to the extent reasonably requested by Parent, will use its reasonable best efforts to obtain any such consent.

         5.3 NO SOLICITATION.

                  (a) From and after the date hereof, the Company will not, and will not authorize or permit any of the Company Representatives to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined) from any Person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal; provided, however, that notwithstanding any other provision of this Agreement, (i) the Company's Board of Directors may take and disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (ii) to the extent that the Board of Directors of the Company determines in good faith, after considering the advice of its legal counsel, that such action is required in order for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties under applicable law and solely for purposes of determining whether or not to rescind or modify the recommendation of the Board of Directors of the Company contemplated by
Section 5.5, the Company and the Company Representatives, in response to an unsolicited Acquisition Proposal, may enter into discussions or negotiations with the Person presenting such Acquisition Proposal and provide information to such Person; provided that prior to entering into such discussions or negotiations or providing any such information the Company shall enter into a customary confidentiality agreement with such Person containing terms no more favorable to such Person than contained in the Confidentiality Agreement. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any of the Company's Representatives with respect to any Acquisition Proposal. The Company will promptly notify in writing Parent of any receipt by the Company or any of the Company Representatives of a request from a third party for information concerning the Company and its business, properties and assets or the receipt of any Acquisition Proposal, including the identity of the person or group requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

                  (b) As used in this agreement, "ACQUISITION PROPOSAL" means any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, the Company.

                  (c) Nothing in this Section 5.3 shall permit the Company to terminate this Agreement except as specifically provided in Section 7.1.

         5.4 THIRD-PARTY STANDSTILL AGREEMENTS. During the period from the date hereof through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of the Rights Agreement or of any confidentiality or standstill agreement to which the Company is a party, except for the Rights Agreement Amendment.

         5.5 SHAREHOLDERS MEETING. The Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its shareholders as promptly as practicable after the date hereof for the purpose of voting on the Company Proposal. Subject to the fiduciary duties of the Board of Directors of the Company and Section 5.3, the Company will (through its Board of Directors) recommend to its shareholders approval of the Company Proposal and not rescind or modify such recommendation and shall use its reasonable best efforts to obtain approval and adoption of the Company Proposal by its shareholders. If, however, the Board of Directors of the Company rescinds or modifies such recommendation pursuant to the first clause of the immediately preceding sentence, the Company Proposal shall be submitted to the Company's shareholders.

         5.6 PROXY STATEMENT.

                  (a) The Company and Parent shall cooperate and the Company shall promptly prepare the Proxy Statement to enable the Company to file the Proxy Statement with the SEC, as preliminary proxy material, as soon as practicable after the date hereof and in any event not later than 20 days after the date hereof. The Company shall use all reasonable best efforts, and Parent shall cooperate with the Company (including furnishing all information concerning Parent as may be reasonably requested by the Company), to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing and to mail the Proxy Statement to the Company's shareholders as soon as possible thereafter. The Company shall use all reasonable best efforts, and Parent shall cooperate with the Company, to obtain any necessary state anti-takeover approvals in connection with the Merger.

                  (b) The Company will cause the Proxy Statement, at the time it is first mailed to shareholders of the Company, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

                  (c) The Company hereby covenants and agrees with Parent that the Proxy Statement (at the time it is first mailed to shareholders of the Company and at the time of the Company Meeting) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (c) shall apply only to information contained in the Proxy Statement that was supplied by the Company for inclusion therein). If, at any time prior to the Company Meeting, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, the Company shall promptly notify Parent of such occurrence and shall promptly prepare, file and disseminate such supplement.

                  (d) Parent hereby covenants and agrees with the Company that the Proxy Statement (at the time it is first mailed to shareholders of the Company and at the time of the Company Meeting) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (d) shall not apply to information contained in the Proxy Statement that was supplied by the Company for inclusion therein). If, at any time prior to the Company Meeting, any event with respect to Parent, or with respect to other information supplied by Parent for inclusion in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.

                  (e) Neither the Proxy Statement nor any amendment or supplement thereto will be filed or disseminated to the shareholders of the Company without the approval of both Parent and the Company. The Company shall advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC, or any comments or requests for additional information received from the SEC, whether orally or in writing, with respect to the Proxy Statement.

         5.7 ADDITIONAL ARRANGEMENTS. Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable best efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

         5.8 PUBLIC ANNOUNCEMENTS. Prior to the Closing, the Company and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to obtaining the approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that such approval shall not be required where such release or announcement is required by applicable law or exchange or NASDAQ rule or regulation; and provided further, that either the Company or Parent may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party's previously issued press releases.

         5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of any of the following: (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date; and (c) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of any of the following: (x) any representation or warranty contained in Article 4 being untrue or inaccurate when made; (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date; and (z) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.10 PAYMENT OF EXPENSES. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated. The Company shall bear and pay: (a) the fee for filing the Proxy Statement with the SEC and the costs and expenses associated with printing the Proxy Statement and complying with any applicable state securities or "blue sky" laws; and (b) the costs and expenses associated with mailing the Proxy Statement to the shareholders of the Company, and soliciting the votes of the shareholders of the Company.

         5.11 INDEMNIFICATION AND INSURANCE.

                  (a) Parent and the Company agree that all rights to indemnification now existing in favor of any officers, directors, employees, controlling shareholders or agents of the Company, as provided in its charters or bylaws (or similar organizational documents), and any existing indemnification agreements or arrangements of the Company, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or such longer period as may be provided in any existing indemnification agreement between the Company, and any current or former officer or director thereof); provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                  (b) From and after the Effective Time, the Surviving Corporation shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, controlling shareholder or agent of the Company (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including attorneys' fees), claims, damages, liabilities and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "CLAIM"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee, controlling shareholder or agent of the Company (including a trustee or fiduciary of any Company Employee Benefit
Plan) and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Oklahoma law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Oklahoma law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.11, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Surviving Corporation or any of its Affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such Claim is brought against any Indemnified Party or Parties (whether arising before or after the Effective Time): (i) such Indemnified Party or Parties may retain the Surviving Corporation's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party or Parties as promptly as statements therefor are received; and (ii) the Surviving Corporation will use all reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided, that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure) and shall deliver to the Surviving Corporation the undertaking contemplated by Section 1031 of the OGCA, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party or Parties may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Surviving Corporation) may be retained by the Indemnified Parties at the cost and expense of the Surviving Corporation and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. The Surviving Corporation shall use such counsel for such Indemnified Parties. The Surviving Corporation shall use all reasonable best efforts to assist in the vigorous defense of any such Claim; provided, that the Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 5.11 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling shareholder or agent of the Company under Oklahoma law, assuming for such purposes that the Surviving Corporation's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

                  (c) From and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided, that: (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (iii) the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.11(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (d) Following the Merger, if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation and any of their successors and assigns, assume the obligations of the Parties and the Surviving Corporation set forth in this
Section 5.11.

                  (e) This Section 5.11 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Surviving Corporation and the Indemnified Parties and their respective heirs and representatives (each of whom may enforce the provisions of this Section 5.11) and shall be binding on the successors and assigns of the Surviving Corporation.

         5.12 SHAREHOLDER LITIGATION. The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's written consent, which shall not be unreasonably withheld or delayed.

         5.13 OPINION OF FINANCIAL ADVISOR. A true, correct and complete copy of the written opinion delivered by Stephens Inc. as set forth in Section 3.33, which opinion shall be included in the Proxy Statement, has been delivered to Parent by the Company.

         5.14 RESIGNATIONS OF OFFICERS AND DIRECTORS OF THE COMPANY. As requested by Parent, prior to the Closing Date, the Company shall obtain written resignations from each of its officers and directors under which such persons shall resign as an officer and/or director of the Company effective as of the Effective Time.

         5.15 OTHER AGREEMENTS. Concurrently with the execution of this Agreement, the Company is delivering to Parent executed copies of the Stock Voting Agreements, the Separation Agreements and the Rights Agreement Amendment.

         5.16 OPTION SURRENDER AGREEMENTS. The Company shall use its reasonable best efforts to cause each holder of a Company Option to execute an Option Surrender Agreement prior to the Effective Time.

         5.17 FINANCING. Parent shall immediately notify the Company (a) should any of the Financing Commitments be terminated by any party thereto, (b) should any party purport to terminate any of the Financing Commitments or (c) should any other event occur which causes Parent to reasonably believe that it will not be able to obtain the Financing, (a "FINANCING TERMINATION NOTICE").

         5.18 SEPARATION AGREEMENTS. The Company shall not amend, terminate or otherwise modify the Separation Agreements without the prior written consent of Parent.

         5.19 RETIREMENT AGREEMENT. Within 30 days after the date hereof, the Company shall either provide Parent with a copy of the filing originally made with the Department of Labor for the May 31, 1989 Agreement with William G. Seal (the "SEAL AGREEMENT"), as required by Department of Labor Regulation Section 2520.104-23 or, if no such filing was originally made, the Company shall comply with the Pension and Welfare Benefits Administration's Delinquent Filer Voluntary Compliance Program with respect to the Seal Agreement (including, but not limited to, making all filings and paying all applicable penalties under such program), and shall provide Parent with a copy of all documents filed in connection with such program.

         5.20 DEFERRED COMPENSATION AGREEMENTS. Within 30 days after the date hereof, the Company shall either provide Parent with a copy of the filings originally made with the Department of Labor for the Deferred Compensation Agreements with O. Strother Simpson for the years 1980 through 1989 (the "STROTHER AGREEMENTS"), as required by Department of Labor Regulation Section 2520.104-23 or, if no such filings were originally made, the Company shall comply with the Pension and Welfare Benefits Administration's Delinquent Filer Voluntary Compliance Program with respect to the Strother Agreements (including, but not limited to, making all filings and paying all applicable penalties under such program), and shall provide Parent with a copy of all documents filed in connection with such program.

                                    ARTICLE 6

                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by both Parent and the
Company:

                  (a) SHAREHOLDER APPROVAL. The Company Proposal shall have been duly and validly approved and adopted by a vote of a majority of the outstanding shares of Company Common Stock.

                  (b) OTHER APPROVALS. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent or the Company or to materially adversely affect the consummation of the Merger.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, the invoking Party shall have complied fully with its obligations under Section 5.7 and, in addition, shall use all reasonable best efforts to have any such decree, ruling, injunction or order vacated.

         6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the Closing Date (except to the extent such representation or warranty speaks as of an earlier date), and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.

                  (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY THE COMPANY. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.

                  (c) NO MATERIAL ADVERSE EFFECT. Since June 30, 2000, the Company shall not have suffered or incurred any Material Adverse Effect.

                  (d) DISSENTERS' RIGHTS. The aggregate number of shares of Company Common Stock, which are entitled to vote at the Company Meeting and are held of record by a Person or Persons who exercise their appraisal right under the OGCA to dissent from the proposed Merger, shall not exceed five percent (5%) of the total number of issued and outstanding shares of Company Common Stock held of record as of the record date for the Company Meeting and entitled to vote on the proposed Merger at such meeting.

                  (e) DEBT COMMITMENT CONDITION. The closing conditions set forth in the penultimate sentence of the fourth paragraph, insofar as they relate to title of oil and gas interests of the Company and environmental matters with respect thereto, of the Fleet National Bank commitment letter, dated September 7, 2000, which letter is included in the Debt Commitments, shall have been fulfilled as provided for in the Debt Commitments.

                  (f) MATERIAL REPRESENTATIONS. Each of the Material Representations is true and correct in all respects as of the Closing Date (except to the extent such representation or warranty speaks as of an earlier date) and Parent shall have a certificate signed by a Responsible Officer of the Company to such effect.

                  (g) RESIGNATIONS OF OFFICERS AND DIRECTORS OF THE COMPANY. Parent shall have received the written resignations contemplated by Section 5.14.

         6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the Closing Date (except to the extent such representation or warranty speaks as of an earlier date), and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.

                  (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY PARENT AND MERGER SUB. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.


                                    ARTICLE 7

                                   TERMINATION

         7.1 TERMINATION RIGHTS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Company Proposal by the shareholders of the Company:

                  (a) By mutual written consent of Parent and the Company;

                  (b) By either the Company or Parent if: (i) the Merger has not been consummated by February 28, 2001 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable best efforts to remove such injunction, order or decree); or (iii) the Company Proposal shall not have been approved by the required vote of the Company shareholders at the Company Meeting.

                  (c) By Parent if: (i) there has been a breach in any material respect of the representations and warranties made by the Company in Article 3 (provided, however, that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby, and provided, further, that Parent shall not be entitled to terminate this Agreement pursuant to this clause
(i) unless Parent has given the Company notice of such breach and the Company has failed to cure such breach within 10 days following such notice, but in any event not later than February 28, 2001), and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of the Company, would not be satisfied if the Closing were to occur on the day on which Parent gives the Company notice of such termination; or (ii) the Company has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof, but in any event not later than February 28, 2001; provided, however, that there shall not be any cure period with respect to a breach of
Section 5.1;

                  (d) By the Company if: (i) there has been a breach in any material respect of the representations and warranties made by Parent and Merger Sub in Article 4 (provided, however, that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby, and provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (i) unless the Company has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice, but in any event not later than February 28, 2001), and the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Parent, would not be satisfied if the Closing were to occur on the day on which the Company gives Parent notice of such termination; or (ii) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and, in either such case, such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof, but in any event not later than February 28, 2001;

                  (e) By Parent if (i) the Board of Directors of the Company shall have failed to recommend adoption of the Company Proposal at the time the Proxy Statement is first mailed to shareholders of the Company or shall have amended or withdrawn any such recommendation and such recommendation is not reinstated in its prior form within two business days after such amendment or withdrawal or (ii) the Company Meeting does not occur for any reason (other than as a result of a breach of this Agreement by Parent) prior to February 26, 2001 or is adjourned beyond such date;

                  (f) By Parent if from and after June 30, 2000, the Company should suffer or incur any Material Adverse Effect; or

                  (g) By the Company upon receipt of a Financing Termination Notice if Parent is unable to obtain replacement Financing within ten business days thereafter (but in any event not later than February 24, 2001) on terms that provide for no greater conditions than those contained in the original Financing Commitments; provided, however, that such right to terminate this Agreement must be exercised by the Company within five business days after the expiration of the above-referenced 10-business-day period.

         7.2 EFFECT OF TERMINATION. If this Agreement is terminated by either the Company or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers or shareholders except that, the provisions of Sections 5.2 (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.6(c), 5.6(d), 5.8, 5.10, 7.3, Article 8 and the Confidentiality Agreement shall survive any such termination and shall continue pursuant to their terms; provided, however, that a termination of this Agreement shall not relieve any Party hereto from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination; provided further, that in the event of a termination of this Agreement by the Company pursuant to Section 7.1(g), Parent and Merger Sub shall be deemed to have committed a material breach of this Agreement unless the cause of the Financing Termination Notice and Parent's inability to obtain replacement Financing as contemplated by Section 7.1(g) is due to a failure to fulfill the condition set forth in Section 6.2(e).

         7.3 FEES AND EXPENSES. If this Agreement is terminated pursuant to
Section 7.1(e) or clause (iii) of Section 7.1(b), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay to Parent an amount equal to $2,000,000 in same day funds and upon making such payment the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

                                    ARTICLE 8

                                  MISCELLANEOUS


         8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

         8.2 AMENDMENT. This Agreement may be amended by the Parties at any time before or after approval of the Company Proposal by the shareholders of the Company; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

         8.3 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth business day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

         IF TO PARENT OR MERGER SUB, TO:

                Cortez Oil & Gas, Inc.
                Parkway Center II
                2805 North Dallas Parkway, Suite 100
                Plano, Texas 75093
                Attention: C. Randall Hill
                Telephone: (972) 781-6595
                Telecopier: (972) 781-6505

         WITH COPIES TO:

                Vinson & Elkins L.L.P.
                3700 Trammell Crow Center
                2001 Ross Avenue
                Dallas, Texas 75201
                Attention: A. Winston Oxley
                Telephone: (214) 220-7700
                Telecopier: (214) 220-7716

         IF TO THE COMPANY, TO:

                Home-Stake Oil & Gas Company
                2800 First Place Tower
                15 E. 5th Street
                Tulsa, Oklahoma 74103-4311
                Attention: Robert C. Simpson
                Telephone: (918) 583-0178
                Telecopier: (918) 583-0237

         WITH A COPY TO:

                Conner & Winters
                A Professional Corporation
                3700 First Place Tower
                15 E. 5th Street
                Tulsa, Oklahoma 74103-4344
                Attention: Robert J. Melgaard
                Telephone: (918) 586-5711
                Telecopier: (918) 586-8548

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

         8.5 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement, each exhibit hereto (including without limitation each Transaction Document), the PARENT DISCLOSURE SCHEDULE and the COMPANY DISCLOSURE SCHEDULE) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; and (b) except as provided in Article 2 and Section 5.11, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

         8.7 APPLICABLE LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         8.8 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7.

         8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         8.10 WAIVERS. At any time prior to the Effective Time, the Parties may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         8.11 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement; provided, however, that any standstill provisions contained therein are hereby waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement.

         8.12 NO RECOURSE AGAINST OTHERS. Each of the following is herein referred to as a "PARENT AFFILIATE": (a) any direct or indirect holder of any equity interests or securities in Parent (whether limited or general partners, members, shareholders, or otherwise), (b) any Affiliate of Parent, and (c) any director, officer, employee, representative or agent of (i) the Parent of Merger Sub, (ii) any Affiliate of Parent or Merger Sub, or (iii) any such holder of equity interests or securities referred to in clause (a) above. Except to the extent that a Parent Affiliate is an express signatory party hereto, no Parent Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Company hereby waives and releases all claims of any such liability and obligation.

         8.13 INCORPORATION. Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes.

         8.14 SPECIFIC PERFORMANCE. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Parent and Merger Sub shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company hereby waives the defense that there is an adequate remedy at law.

         8.15 SECTION 1090.3. The Parties acknowledge and represent that the board of directors of each Party has approved the terms of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein and that such approval is sufficient to render the restrictions on business combinations set forth in Section 1090.3 of the OGCA inapplicable to the transactions contemplated by the Transaction Documents.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

                                 CORTEZ OIL & GAS, INC.


                                 By:    /s/ C. Randall Hill
                                    -----------------------------------------
                                 Name:  C. Randall Hill
                                 Title: Chief Executive Officer and President


                                 CORTEZ ACQUISITION COMPANY


                                 By:    /s/ C. Randall Hill
                                    -----------------------------------------
                                 Name:  C. Randall Hill
                                 Title: President


                                 HOME-STAKE OIL & GAS COMPANY


                                 By:    /s/ Robert C. Simpson
                                    -----------------------------------------
                                 Name:  Robert C. Simpson
                                 Title: Chief Executive Officer and President

                                                                      APPENDIX B


                           [Stephens Inc. Letterhead]



September 27, 2000


Board of Directors
Home-Stake Oil & Gas Company
15 E 5th Street, Suite 2800
Tulsa, OK 74103-4311

Gentlemen:

         We have acted as your financial advisor in connection with the proposed merger of Home-Stake Oil & Gas Company (the "Company") and a merger subsidiary of Cortez Oil & Gas, Inc. (the "Transaction") pursuant to which the shareholders of the Company would receive cash consideration of $11.00 per share of the Company's common stock (the "Common Stock"). The terms and conditions of the Transaction are more fully set forth in the draft of the Agreement and Plan of Merger dated September 25, 2000.

         You have requested our opinion as to the fairness to the shareholders of the Company from a financial point of view of the consideration to be received by the shareholders in the Transaction.

         In connection with rendering our opinion we have:

         (i) analyzed certain publicly available financial statements and reports regarding the Company;

         (ii) reviewed certain internal financial statements and other financial and operating data including the Company's December 31, 1999 reserve engineering report prepared by management;

         (iii) reviewed with management the results of the Company's recent exploration activities;

         (iv) reviewed the reported prices and trading activity for the Common Stock;

         (v) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable companies and their securities;

         (vi) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

         (vii) reviewed a draft of the Agreement and Plan of Merger, dated September 25, 2000 and related documents;

         (viii) discussed with management of the Company the operations of and future business prospects for the Company;

         (ix) assisted in your deliberations regarding the material terms of the Transaction; and

         (x) performed such other analyses and provided such other services as we have deemed appropriate.

         We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections and the Company's December 31, 1999 reserve engineering report prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the Company's best estimates and judgments then available as to the future financial performance of the Company.

         As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and previously have provided investment banking services to it. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in the equity securities of the Company. Stephens is receiving a fee and reimbursement of its expenses in connection with our work as financial advisor to the Company, most of which is due upon consummation of this transaction.

         Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the shareholders of the Company in the Transaction is fair to them from a financial point of view.

         This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.


Very truly yours,

/s/ Stephens Inc.

STEPHENS INC.

                                                                      APPENDIX C


          TEXT OF SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT
             CONCERNING APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS


SECTION 1091. APPRAISAL RIGHTS

APPRAISAL RIGHTS

         A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and "depository receipt" means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

         B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Sections 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

                  2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

                           (1) listed on a national securities exchange or
                  designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

                           (2) held of record by more than two thousand holders.

         No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

                  b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

                  3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

                  a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

                  b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

                  c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

                  d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

                  4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of
         Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

         C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

         D. Appraisal rights shall be perfected as follows:

                  1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty
         (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

                  2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of the class or series of stock of the constituent corporation, and shall include in such notice a copy of this section; provided, if the notice is given on or after the effective date of the merger or consolidation, the notice shall be given by the surviving or resulting corporation to all the holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder's shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder's shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

                  a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

                  b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty
(120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

         F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

         G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

         H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

         I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

         J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

         K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

         L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                          HOME-STAKE OIL & GAS COMPANY
                         15 EAST 5TH STREET, SUITE 2800
                              TULSA, OKLAHOMA 74103


    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 11, 2000.


   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HOME-STAKE OIL & GAS
                                    COMPANY.


         The undersigned hereby appoints Robert C. Simpson and Chris K. Corcoran, and each of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote all of the shares of common stock of Home-Stake Oil & Gas Company the undersigned is entitled to vote at the Special Meeting of Shareholders of Home-Stake Oil & Gas Company to be held on the 11th day of December, 2000, at 9:00 a.m., local time, at the offices of Home-Stake at 15 East 5th Street, Suite 2800, Tulsa, Oklahoma 74103, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments or postponements thereof. Receipt of the proxy statement dated November 6, 2000 is acknowledged.


Please mark your vote as indicated in this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. To approve and adopt the Agreement and Plan of Merger dated as of October 3, 2000, among Cortez Oil & Gas, Inc., Cortez Acquisition Company and Home-Stake Oil & Gas Company relating to the merger of Cortez Acquisition Company, a wholly-owned subsidiary of Cortez, with and into Home-Stake.

      [ ] FOR                   [ ] AGAINST                  [ ] ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and at any and all adjournments or postponements thereof.

             PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE
         AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                            (CONTINUED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF SUCH DIRECTION, THIS PROXY WILL BE VOTED "FOR" ITEM 1.

This proxy is solicited by the board of directors of Home-Stake Oil & Gas
Company.

                                                  ------------------------------
                                                             Signature

                                                  ------------------------------
                                                     Signature if held jointly

                                                  Dated:
                                                         -----------------------

                                                  Please sign exactly as name
                                                  appears herein, date and
                                                  return promptly. When shares
                                                  are held by joint tenants,
                                                  both must sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by duly
                                                  authorized officer and give
                                                  title of officer. If a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person and give title or
                                                  capacity of person signing.